WINN-DIXIE STORES, INC.
                               5050 EDGEWOOD COURT
                        JACKSONVILLE, FLORIDA 32254-3699
                    Notice of Annual Meeting of Shareholders
                           To be held October 7, 1998



To all Shareholders of Winn-Dixie Stores, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Winn-Dixie Stores, Inc. (the "Company") will be held at the Prime Osborn Convention Center in Room 102, 1000 West Water Street, Jacksonville, Florida at 9:00 a.m., local time, on Wednesday, October 7, 1998, for the following purposes:

         1.       To elect four Class I Directors for terms expiring in 2001.

         2. To approve the material terms of the incentive compensation performance goals under the Company's Annual Incentive Plan and the Performance - Based Restricted Stock Plan.

         3. To take action with respect to the approval and ratification of amendments to the Company's Key Employee Stock Option Plan.

         4. To take action with respect to the ratification of the appointment by the Board of Directors of the Company of KPMG Peat Marwick LLP as auditors of the Company for the fiscal year commencing June 25, 1998.

         5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         NOTICE IS FURTHER GIVEN that the Board of Directors has fixed July 31, 1998, as the record date, and only holders of the Company's Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

                       By Order of the Board of Directors




                                 Judith W. Dixon
                                    Secretary
Jacksonville, Florida
August 26, 1998

EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, THE SHAREHOLDER MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                             WINN-DIXIE STORES, INC.

                               5050 Edgewood Court
                        Jacksonville, Florida 32254-3699

             PROXY STATEMENT AND CONSOLIDATED FINANCIAL STATEMENTS
                                       for
                         Annual Meeting of Shareholders
                           To be held October 7, 1998
                             -----------------------

                               GENERAL INFORMATION

           The Board of Directors of Winn-Dixie Stores, Inc. (the "Company") solicits your proxy for use at the 1998 Annual Meeting of Shareholders to be held on Wednesday, October 7, 1998, at the Prime Osborn Convention Center in Room 102, 1000 West Water Street, Jacksonville, Florida, commencing at 9:00 a.m., local time, and any adjournments thereof. A form of proxy is enclosed. Any shareholder who executes and delivers the proxy may revoke it at any time prior to its use.

           The cost of soliciting the proxies will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. In addition, the Company will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who are holders of record of shares of the Company's stock on the record date referred to below, pay their reasonable expenses for completing the mailing of copies of the Annual Report, this Notice of Meeting and Proxy Statement and the enclosed form of proxy to the beneficial owners of such shares of stock.

           The Annual Report of the Company to its shareholders for the 1997-98 fiscal year is being mailed with this Proxy Statement to shareholders entitled to vote at the Annual Meeting. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is August 26, 1998.

           Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with the Company's proxy materials. Shareholders with multiple accounts may be receiving more than one annual report, which is costly to the Company and may be inconvenient to these shareholders. Shareholders who have not yet authorized the Company to discontinue mailing extra reports may now do so by marking the appropriate box on the proxy card for selected accounts. Such an election will take effect at the end of the Company's 1998-99 fiscal year. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards nor the mailing of dividend checks, dividend reinvestment statements, or special notices. To resume the mailing of an annual report to an account, please make a written request to: First Chicago Trust Company of New York, P.
   O. Box 2500, Jersey City, New Jersey 07303-2500.


                                VOTING PROCEDURES

           All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the 2001 Annual Meeting of Shareholders, shareholders voting by proxy may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, shareholders may vote in favor of a proposal, against a proposal or may abstain from voting. Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees, FOR the proposal to approve the material terms of the performance goals under the Annual Incentive Plan and Performance-Based

   Restricted Stock Plan, FOR the proposal to approve the amendments to the Key Employee Stock Option Plan, and FOR the proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors. Directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. Approval of each other proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock voting on the proposal in person or by proxy at the Annual Meeting. Abstentions are not included in determining whether the requisite number of affirmative votes are received for the proposals, other than the proposal to amend the Key Employee Stock Option Plan. Pursuant to the rules of the New York Stock Exchange, abstentions will have the same effect as a vote against the amendments to the Key Employee Stock Option Plan. Broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote. A broker non-vote generally occurs when a broker who holds shares in street-name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter.

           If a shareholder is a participant in the Dividend Reinvestment Plan of Winn-Dixie Stores, Inc., the proxy card serves as voting instruction for the number of full shares in the dividend reinvestment plan account, as well as other shares registered in the participant's name. If a shareholder is a participant in the Winn-Dixie Stores, Inc. Profit Sharing/401(k) Plan (the "Profit Sharing Plan"), the proxy card also will serve as voting instruction for the trustee of the Profit Sharing Plan where all accounts are registered in the same name. If voting instructions are not received for shares in the Profit Sharing Plan, those shares will be voted in the same proportion as the shares in such plan for which voting instructions are received.

           Only owners of record of shares of Common Stock of the Company at the close of business on July 31, 1998, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On July 31, 1998, there were 148,556,240 shares of Common Stock of the Company issued and outstanding.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

           The Board is divided into three classes of Directors. Each class of Directors is elected to serve for a term of three years, so that the terms of office of approximately one-third of the Directors will expire each year. At the Annual Meeting of Shareholders, four Directors are to be elected in Class I to hold office until the 2001 Annual Meeting of Shareholders or until their successors are elected and qualified. The persons designated as nominees for election as Directors in Class I are A. Dano Davis, T. Wayne Davis, Carleton
   T. Rider and Charles P. Stephens. Each of such nominees currently is a Director of the Company.

           Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that otherwise would be voted for the named nominees for the election of such substitute nominee or nominees.

           Certain information with respect to each of the nominees and Directors relating to principal occupations and directorships, and the approximate number of shares of the Company's Common Stock beneficially owned by them, directly or indirectly, has been furnished to the Company by such nominees and Directors.

         The Board of Directors recommends a vote FOR all four nominees.


                  BOARD OF DIRECTORS OF WINN-DIXIE STORES, INC.

                                                                                              Has Been a
                                                                                                Director
                        Name, Principal Occupation for                     Age as of         Continuously
                       The Past Five Years, Directorships                June 24, 1998          Since
                       -----------------------------------               -------------          -----

                      CLASS I DIRECTOR NOMINEES
                     FOR TERMS EXPIRING IN 2001

A. Dano Davis - For more than the last five years, Chairman of the
Board and Principal Executive Officer of the Company; with the
Company since 1968; also a Director of First Union Corporation and
American Heritage Life Investment Corporation......................           53                 1981

T. Wayne Davis - For more than the last five years, a private investor; with the Company 1971-1987; Chairman of the Board of
Transit Group, Inc.; also a Director of Enstar Group, Inc., and
AccuStaff, Incorporated............................................           51                 1981

Carleton T. Rider -  August 1993 to date, Continuous Improvement
Officer, Mayo Foundation; 1985 to July 1993, Administrator, Mayo
Clinic Jacksonville;  also a Director of St. Luke's Hospital,
Jacksonville, Florida..............................................           53                 1992

Charles P. Stephens - For more than the last five years, Vice
President, Director and a principal stockholder of Norman W.
Paschall Co., Inc. (brokers, importers, exporters and processors of
textile fibers and by-products)....................................           60                 1982

                    INCUMBENT CLASS III DIRECTORS
                     WHOSE TERMS EXPIRE IN 1999

Armando M. Codina - For more than the last five years, Chairman of the Board and President of Codina Group, Inc.; also a Director of
American Bankers Insurance Group, Inc., BellSouth Corporation, AMR,
Inc., and FPL Group, Inc...........................................           51                 1987

Radford D. Lovett - For more than the last five years, Chairman of the Board of Commodores Point Terminal Corporation; also a Director of First Union Corporation, American Heritage Life Investment
Corporation, Florida Rock Industries, Inc., and FRP Properties, Inc.          64                 1983

Julia B. North - October 1997 to date, President and CEO of VSI
Enterprises, Inc.; April 1996 to October 1997, President of Consumer
Services, a business unit of BellSouth Telecommunications, Inc.; for more than five years prior thereto, Vice President of BellSouth
Telecommunications, Inc.; also a Director of ChoicePoint, Inc.....            50                 1994






                                                                                              Has Been a
                                                                                               Director
                        Name, Principal Occupation for                     Age as of         Continuously
                       The Past Five Years, Directorships                June 24, 1998          Since
                       -----------------------------------               -------------          -----

                 INCUMBENT CLASS II DIRECTORS WHOSE
                        TERMS EXPIRE IN 2000
Robert D. Davis - For more than the last five years, Chairman of the
Board of D.D.I., Inc.; with the Company 1955-1990; also a Director
of American Heritage Life Investment Corporation..................            66                 1972

James Kufeldt - For more than the last five years, President of the
Company; with the Company since 1961; also a Director of NationsBank
Jacksonville Advisory Board........................................           59                 1988

Charles H. McKellar - For more than the last five years, Executive
Vice President of the Company; with the Company since 1957.........           60                 1988

David F. Miller - May 1997 to date, private investor; also a
Director of Suiza Foods Corp.; March 1996 to May 1997, President and
Chief Operating Officer of What-A-World,  Inc.; March 1990 to March
1997, Chairman of the Board of PureIce of the South,  Inc.; prior to that time was Vice  Chairman  of the Board of J.C.  Penney  Company,
Inc. and President and Chief Operating Officer of J.C. Penney Stores
and Catalog........................................................           69                 1987

     The Company was founded by Messrs. A. D. Davis, James E. Davis, M. Austin Davis and Tine W. Davis (the "Founding Brothers"), all of whom are deceased. Mr.
A. Dano Davis, the Company's Chairman and Principal Executive Officer, is the son of Mr. James E. Davis. Mr. Robert D. Davis is the son of Mr. A. D. Davis. Mr. T. Wayne Davis is the son of Mr. Tine W. Davis. Mr. Charles P. Stephens is the son-in-law of Mr. M. Austin Davis.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth the beneficial ownership of the Company's Common Stock by each person who, as of June 24, 1998, is known to the Company to be the beneficial owner of 5% or more of the Common Stock.




                        Name and                Amount and
                         Address                 Nature of              Percent
                      of Beneficial             Beneficial                of
 Title of Class          Owner                  Ownership                Class
---------------- --------------------------- -------------------- --------------
  Common Stock        Davis Family (1)          58,963,576                39.70
                      c/o D.D.I., Inc.
                   4310 Pablo Oaks Court
                  Jacksonville, FL 32224


(1) Certain relatives of the Founding Brothers, trusts, estates, corporations and other entities involving them and their associates (collectively, the "Davis Family") own beneficially for the Davis Family, directly or indirectly, the shares listed in this table. These shares include those listed for Messrs. A. Dano, Robert D. and T. Wayne Davis and Charles P. Stephens in the following table setting forth the beneficial ownership by directors, nominees and executive officers. The figures exclude 58,484 shares, those in excess of the pro rata beneficial interest of the Davis Family in 100,000 shares held by American Heritage Life Investment Corporation.

                       SECURITIES OWNERSHIP OF MANAGEMENT

         The following table sets forth the beneficial ownership of the Company's Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table and all of the Company's directors and executive officers as a group as of June 24, 1998.

                                                           Amount and Nature of
                                                          Beneficial Ownership (1)
                                                         -------------------------
                                                  Direct or Indirect
                                                       With Sole        Indirect with
                                                      Voting and        Shared Voting
                                                      Investment        And Investment                      Percent
Name of Beneficial Owner                                 Power              Power             Total        Of Class
-------------------------------------------------------------------------------------------------------------------

Armando M. Codina                                        15,213                              15,213             *
A. Dano Davis                                           988,860          5,972,063        6,960,923           4.69
Robert D. Davis                                         355,424          2,682,038        3,037,462           2.05
T. Wayne Davis                                          363,048          2,105,309        2,468,357           1.66
James Kufeldt                                           381,469             14,740          396,209           0.27
Radford D. Lovett                                        17,704                              17,704              *
Charles H. McKellar                                     126,529                             126,529           0.09
David F. Miller                                             800                                 800              *
Julia B. North                                            4,604                               4,604              *
Carleton T. Rider                                         1,619                               1,619              *
Charles P. Stephens                                      22,358          2,772,080        2,794,438           1.88
Charles E. Winge                                         55,393                              55,393              *
Richard J. Ehster                                        59,353                              59,353              *
Directors and Executive Officers
           as a Group (31 persons)                    3,052,380         13,546,230       16,598,610          11.18

--------------------
* Less than .1% of issued and outstanding shares of Common Stock of the Company.

(1) Includes shares held by the wives and children of certain of the persons named, as to which such persons disclaim beneficial ownership. The numbers of such shares so disclaimed are as follows: Robert D. Davis, 644,194; T. Wayne Davis, 352,619; James Kufeldt, 14,740; Radford D. Lovett, 148; Charles H. McKellar, 10,552; Carleton T. Rider, 900; Charles P. Stephens, 2,772,071; and Charles E. Winge, 17,564. The holdings set forth above exclude 34,046,748 shares of Common Stock of the Company, included in the Davis Family holdings shown on page 4 hereof, held by various entities as to which one or more of A. Dano Davis, A. Dano Davis' wife, Robert D. Davis, T. Wayne Davis, Charles P. Stephens and Charles P. Stephens' wife have direct or indirect voting and/or investment powers, but no pecuniary interests, and as to which they disclaim beneficial ownership. Finally, the holdings set forth above exclude 7,819,320 shares held indirectly by the Estate of A. D. Davis whose personal representative, Robert D. Davis, has indirect shared voting and dispositive powers with respect to such shares and 30,352 shares held directly by the Estate of Myra S. Varnedoe whose personal representative, A. Dano Davis' wife, has direct sole voting and dispositive powers with respect to such shares.

The holdings set forth above include restricted shares awarded as Long-Term Incentive Awards pursuant to the Company's Officer Compensation Program. Certain shares included are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 24, 1998, as follows: Mr. Kufeldt, 6,762 shares; Mr. McKellar, 4,926 shares; Mr. Ehster, 1,088 shares, and Mr. Winge, 2,150 shares. Such shares are included because the determination of whether such performance goals have been met is not made until the audited financials for the Company for the 1997-98 fiscal year have been completed, which occurs in early fiscal year 1998-99. Certain other shares are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 30, 1999, as follows: Mr. Kufeldt, 5,552 shares; Mr. McKellar, 4,045 shares; Mr. Ehster, 924 shares; and Mr. Winge, 1,799 shares. Certain other shares are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 28, 2000, as follows:
Mr. Kufeldt, 5,342 shares; Mr. McKellar, 3,892 shares; Mr. Ehster, 889 shares; and Mr. Winge, 1,731 shares. The holdings for the 22 officers within the Directors and Executive Officers group total 85,332 restricted shares.

The holdings set forth above include equivalent shares credited to the Stock Equivalent Accounts of Directors under the Directors' Deferred Fee Plan (see "Director's Fees"): Mr. Codina, 12,213 equivalent shares; Mr. R. D. Davis, 6,356 equivalent shares; Mr. T. W. Davis, 1,330 equivalent shares; Mr. Lovett, 10,892 equivalent shares; Mr. Rider, 719 equivalent shares; and Ms. North, 4,204 equivalent shares. These holdings are payable only in cash upon retirement.

The holdings set forth above also include the equivalent of 5,301 shares credited to Mr. Kufeldt's account, allocated by him to the Company stock fund within the Profit Sharing Plan, and a total of 17,436 shares for all executive officers as a group in such fund.

These holdings further include shares under options granted on June 15, 1992, which are now exercisable, of 50,000 shares for Mr. Kufeldt, and shares under additional options granted on June 22, 1994, which are now exercisable, of 50,000 shares for Mr. Kufeldt. These holdings also include shares under additional options granted on June 19, 1996, which are not presently exercisable, of 25,000 shares for Mr. Kufeldt, 20,000 shares for Mr. McKellar, 10,000 shares for Mr. Ehster and 12,000 shares for Mr. Winge. All of these share options are more fully described in the table on options on page 8.

                            SECTION 16(a) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for them, the Company believes that during the Company's most recently completed fiscal year ended on June 24, 1998, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met.


                            MEETINGS OF THE BOARD AND
                                   COMMITTEES

         During the most recently completed fiscal year, the Board of Directors held four regular meetings and took action by unanimous written consent in lieu of a meeting three times. The Board of Directors has Audit, Nominating and Compensation Committees. The Audit Committee and Compensation Committee held two and three meetings, respectively, during the 1997-98 fiscal year. The Nominating Committee did not meet. All current Directors attended at least 75% of the meetings of the Board and of the committees on which they served, with the exception of Mr. Armando M. Codina who did not attend one meeting of the Board and one meeting of each of the Audit Committee and the Compensation Committee, all of which meetings were held on the same day.

         The Audit Committee is composed of Mr. David F. Miller, Chairman, and Messrs. Armando M.Codina, Radford D. Lovett, Carleton T. Rider and Charles P. Stephens, and Ms. Julia B. North. The Audit Committee, whose members are not officers, employees, or retired employees of the Company, reviews the scope and results of the audit, approves types of non-audit services provided to the Company and recommends selection of the Company's independent auditors. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures.

     The Nominating Committee is composed of Mr. T. Wayne Davis, Chairman, and Messrs. A. Dano Davis, Robert D. Davis, Radford D. Lovett and Charles P. Stephens. The Nominating Committee recommends qualified candidates to fill vacancies on the Board of Directors and will consider nominees recommended by shareholders, who may submit names and biographical data and qualifications in writing to the Secretary of the Company.

         The Compensation Committee, composed of Mr. Radford D. Lovett, Chairman, and Messrs. Armando M. Codina and Carleton T. Rider and Ms. Julia B. North, approves the Company's compensation strategy to ensure that management employees are awarded appropriately for their contributions to Company growth and profitability and that the compensation strategy supports organization objectives and shareholder interests. The Committee also establishes and reviews the salary, annual incentive, long-term incentive, and benefit plans for officers and other management employees. The Compensation Committee, whose members are not officers, employees or retired employees of the Company, established and reviewed whether performance goals were met under the Company's Officer Compensation Program and Key Employee Stock Option Plan for stock and cash compensation to be awarded for fiscal year 1997-98 and reviewed and revised the Company's Officer Compensation Program effective beginning in fiscal year 1998-99. The activities of the Compensation Committee are described further in the Report on Executive Compensation beginning on page 9.

                                DIRECTORS' FEES

         Directors are paid a retainer fee of $12,000 per annum plus $3,000 for attendance at each regular meeting of the Board of Directors. Directors also are paid $1,000 for each action by written consent in lieu of a meeting. Members of the Audit, Nominating, and Compensation Committees are paid $3,000 for each committee meeting attended. Travel expenses of Directors incurred in traveling to Committee and Board of Directors' meetings also are reimbursed by the Company. Members of the Board of Directors who also are employees are not paid Director's fees or fees for attending Committee meetings.

         A Director may elect to defer payment of all or any part of the above fees until termination as a Director under a Deferred Fee Plan for Directors effective June 30, 1988, with fees credited to an Income Account at a prime rate of interest or to a Stock Equivalent Account based on the closing market price of the Company's Common Stock on the date fees are earned. The deferred fees are payable only in cash in a single payment or annual installments upon retirement. Directors Codina, Lovett, Rider, T. Wayne Davis and North elected to participate in the Deferred Fee Plan during all or part of the 1997-98 fiscal year.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information concerning the compensation of the Principal Executive Officer and the four other most highly compensated executive officers who served in such capacities as of June 24, 1998, which was the end of the last completed fiscal year.



                                    Annual Compensation          Long-term Compensation (1)
                                 -------------------------     -------------------------------

                                                                       Awards
                                                                   --------------

                   Fiscal Year                             Restricted                 Long-Term      All Other
                   Ended Last                                 Stock                   Incentive      Compensa-
Name and            Wednesday    Salary (2)                 Award(3)                     Plan        tion (4)
Principal Position  in June ($)     ($)        Bonus ($)      ($)        Options(#)   Payouts ($)      ($)
------------------  -----------  ----------    ---------    ---------    ----------   -----------    ---------

A. Dano Davis         1998        397,952       202,062         -            -            -          41,347
Chairman of the       1997        384,494       218,635         -            -            -          47,011
Board and             1996        376,955       376,955         -            -            -          58,863
Principal
Executive
Officer

James Kufeldt         1998        397,952       202,062      192,247         -         153,435       41,270
President             1997        384,494       218,635      188,478       25,000      137,247       45,531
                      1996        376,955       376,955      182,988         -         132,600       58,700

Charles H.            1998        362,420       129,376      140,066         -         111,788       34,654
McKellar              1997        350,164       144,185      137,319       20,000       99,990       36,617
Executive Vice        1996        343,298       274,638      133,320         -          96,608       40,063
President

Charles E. Winge      1998        214,934       160,319      62,300          -          48,766       24,345
Senior Vice           1997        207,666       116,593      59,904        12,000       43,619       23,372
President             1996        199,679       145,741      58,159          -          42,144       30.025


Richard J.            1998        165,600       138,282      32,000          -          25,074       21,670
Ehster                1997        160,000       139,000      30,351        10,000       22,427       78,490
Vice President        1996        151,757       150,803      29,903        20,000       21,669       62,451

   ------------------
    (1) Long-term compensation amounts are shown for years in which paid, although earned in the prior year.

    (2) Includes compensation amounts earned during the fiscal year but deferred under the Company's 401(k) plan and amounts contributed under the Company's Senior Corporate Officers' Management Security Plan (Mr. A. Dano Davis, $7,467; Mr. Kufeldt, $9,632; Mr. McKellar, $9,905; Mr. Winge, $8,494; and Mr. Ehster, $5,414).

    (3) Dividends are paid on restricted shares at the ordinary rate. Value is determined based upon the closing market price of the Company's Common Stock on the date of grant. The aggregate of restricted shares held and their value at June 24, 1998, were: Mr. A. Dano Davis, no shares; Mr. Kufeldt, 17,656 shares, $859,627; Mr.
             McKellar, 12,863 shares, $626,267; Mr. Winge, 5,680 shares, $276,545; and Mr. Ehster, 2,901 shares, $141,242. These shares all vest, if at all, over a period of three fiscal years from grant if certain performance goals are attained. The values above do not reflect the risk of forfeiture.

    (4) Includes (a) Company contributions to the Company's Profit Sharing Plan of $7,416 for each of the named officers; (b) Company matching payments under the Company's 401(k) Plan of $2,400 for each of the named officers; and (c) $2,000 of merchandising contest awards for Mr. Ehster. Also includes (a) Company contributions to the Company's Supplemental Retirement Plan ("SRP") for the 1997-98 fiscal year of $19,444 for Mr. Davis, $19,394 for Mr. Kufeldt, $15,096 for Mr. McKellar, $8,399 for Mr. Winge and $5,284 for Mr. Ehster and (b) Company matching 401(k) payments under the Company's SRP for the 1997-98 fiscal year of $12,087 for Mr. Davis, $12,060 for Mr. Kufeldt, $9,742 for Mr. McKellar, $6,130 for Mr. Winge and $4,570 for Mr. Ehster.

Option Exercises and Fiscal Year-End Values

         The following table sets forth all stock options exercised by the named executives during the fiscal year ended June 24, 1998, and the number and value of unexercised options held by such executive officers at fiscal year end.

                                                            Number of Securities             Value of Unexercised
                                                           Underlying Unexercised                In-the-Money
                               Shares          Value        Options at FY-End (#)          Options at FY-End ($)(1)
                                                         --------------------------------
                             Acquired on     Realized
           Name             Exercise (#)       ($)         Exercisable    Unexercisable     Exercisable    Unexercisable
------------------------- ----------------- -------------- ------------- ---------------- --------------- ----------------

A. Dano Davis                    ---           ---             ---             ---              ---               ---
James Kufeldt                    ---           ---           100,000          25,000         2,693,750          351,563
Charles H. McKellar            80,000        1,682,500         ---            20,000            ---             281,250
Charles E. Winge               48,000        1,171,500         ---            12,000            ---             168,750
Richard J. Ehster                ---           ---             ---            10,000            ---             140,625


(1) The closing price of the Company's Common Stock of $48.6875 as reported on the New York Stock Exchange composite tape on June 24, 1998, less the exercise price, was used in calculating the value of unexercised options. The exercise prices for the presently exercisable shares held by James Kufeldt is $21.0625 for 50,000 shares and $22.4375 for 50,000 shares. The exercise price is $34.625 per share for all unexercisable options.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

Restricted Stock Plan. In connection with the 1997-98 fiscal year Company's Officer Compensation Program, the Company provided its officers with an opportunity to earn shares of the Company's Common Stock through a restricted stock plan. The restricted stock awards were designed to motivate the Company's officers to make decisions and to act in the best interest of the Company's shareholders by having the restricted stock vest when goals for a three-year period are achieved. For the awards made during fiscal year 1997-98 for the three-year period ending in fiscal year 1999-2000, goals are based upon increasing the average number of tons of goods sold. No award is made for results that are less than the designated threshold. These restricted stock awards granted during fiscal year 1997-98 are listed in the Summary Compensation Table.

Performance Unit Plan. In connection with the 1997-98 fiscal year Company's Officer Compensation Program, the Company also provided its officers with an opportunity to earn additional cash compensation through a performance unit plan. The performance units are designed to reward officers for improvements in specified areas of Company performance for a three-year period. For the awards made during fiscal year 1997-98 for the three-year period ending in fiscal year 1999-2000, goals are based upon a matrix of the increase in identical store sales and average sales. No award is made for improvements that are less than the designated threshold. Such performance unit grants, as outlined below, if earned, would be paid in early fiscal year 2000-2001 for results in the performance period ending in fiscal year 1999-2000.


                                                                              Estimated Future Payouts
                             Number of                                   Under Non-Stock Price-Based Plans
                                                              ---------------------------------------------------------
                            Performance       Performance
                           Units Granted        Period
Name                          Last FY           Covered            Threshold         Target ($)        Maximum ($)
------------------------- ---------------- ------------------ -------------------- ---------------- -------------------

A. Dano Davis                   ---               ---                 ---                ---               ---
James Kufeldt                129,334           1998-2000              ---             129,334            194,001
Charles H. McKellar           94,229           1998-2000              ---              94,229            141,344
Charles E. Winge              41,912           1998-2000              ---              41,912             62,868
Richard J. Ehster             21,528           1998-2000              ---              21,528             32,292

                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is pleased to report to the shareholders that during this past year the Company's Officer Compensation Program (the "Compensation Program") and Key Employee Stock Option Plan (the "KESOP") have been thoroughly reviewed and examined and, as a result, significant changes to the Compensation Program and KESOP have been made or recommended for shareholder approval. We believe these changes will enhance the effectiveness of the Compensation Program and the KESOP's effectiveness in fulfilling both shareholder and executive employee objectives. Following is (i) a description of the Compensation Program and the KESOP for fiscal year 1997-98 and a report on the compensation paid or awarded to the Principal Executive Officer thereunder, and (ii) a description of the review process related to the Compensation Program and the KESOP and the primary changes made to them for fiscal years beginning with the 1998-99 fiscal year.

1997-98 Compensation Program and KESOP

         In fiscal year 1997-98 the Compensation Program encompassed three parts: (1) base salary; (2) annual incentives; and (3) long-term incentives. Annual incentive awards were based upon performance results compared to predetermined financial performance goals at the corporate and division organizational levels. Long-term incentives, cash awards under the Performance Unit Plan and the vesting of stock options and restricted stock were dependent upon performance results compared to various other predetermined corporate performance results. For the Chairman of the Board, who is also the Principal Executive Officer, and also for the President and Executive Vice President, the Compensation Program was weighted toward long-term compensation. For Senior Vice Presidents, it was approximately equally weighted between long-term and annual compensation. The other executive officers' compensation was weighted toward annual compensation.

         Both base compensation changes and annual incentive awards under the 1997-98 Compensation Program were based in major part on the Company's financial performance for the 1997-98 fiscal year. The compensation levels for the Principal Executive Officer and the other executives named in the Summary Compensation Table were determined for both base compensation and annual incentive targets by the Compensation Committee in July 1997. The performance targets for annual incentive awards were based upon sales volume and pre-tax return on sales and on the position held by each participating officer. The cash bonuses could range from 0 to 200% of "target" awards for specific performance goals. For the Principal Executive Officer, President and Executive Vice President, the target involved a matrix of increases in average store sales and earnings before income tax as a percentage of sales.

         Long-term incentive compensation was provided during fiscal year 1997-98 through the Company's Restricted Stock Plan and Performance Unit Plan. Under the Restricted Stock Plan, grants of restricted stock that pay dividends are given to the participants, but these shares do not vest unless and until certain performance requirements are met over a three-year period. The three-year performance requirements established by the Compensation Committee beginning with fiscal year 1997-98 under the Restricted Stock Plan were based on increasing the average number of tons of goods sold. Under the Performance Unit Plan, participants can earn a cash award based upon three-year performance goals. The three-year performance goals established by the Compensation Committee beginning with fiscal year 1997-98 under the Performance Unit Plan were based on increasing identical store sales and average sales per store.

         The KESOP allows performance-based stock options to be granted to members of the Executive Committee of the Company (other than the Principal Executive Officer), Division Presidents and Division Managers. The KESOP provides that any options granted may not be fully exercised unless the Company earns a 20% return on equity over a consecutive two year period. No options vested or were granted under the KESOP in fiscal year 1997-98.

       The Chairman of the Board and Principal Executive Officer of the Company, Mr. A. Dano Davis, for the fiscal year ended June 24, 1998, received a three and one-half percent (3.5%) increase in base compensation from the prior fiscal year. Because of his substantial stock ownership, Mr. Davis again chose not to participate in both the restricted stock and performance unit aspects of the

Compensation Program's long-term incentive compensation for the 1997-98 fiscal year. Had he participated, the grants made in June of 1997 for fiscal year 1997-98 and later would have been in the amount of approximately $192,247 of value of restricted stock and a maximum performance unit payment of approximately $187,441. The Principal Executive Officer normally would participate in these plans. If Mr. Davis had participated in fiscal year 1997-98, his compensation would have approximated that of the Company's President, Mr. James Kufeldt, as shown in the Summary Compensation Table on page
7. The provisions of the KESOP do not allow the Principal Executive Officer to participate in that plan.

     Also included in the Company's compensation for its executive officers are various employee benefits. Generally, the benefits offered to such persons serve a different purpose than do the other components of compensation. In general, these benefits provide protection against financial loss that can result from illness, disability or death. Benefits offered to these employees are mainly those that are offered to the Company's other employees, with some variation primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

         Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Generally, covered officers would include the Company's Chairman of the Board and Principal Executive Officer and the four other officers  named  each  year  in the  Summary  Compensation  Table  in the  Proxy
Statement. The limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The Committee believes that any compensation realized in connection with the Annual Incentive Plan, Performance Unit Plan, Restricted Stock Plan and KESOP, as they currently operate, and in connection with the revised Compensation Program if the performance goals and KESOP amendments are approved by the shareholders, will continue to be deductible as performance-based compensation. The Compensation Committee, however, retains the authority to authorize payments that may not be deductible under the Code if it believes such payments would be in the best interest of the Company and its shareholders.

Revised Compensation Program

         The 1997-98 Compensation Program (which includes base compensation, the Annual Incentive Plan, the Restricted Stock Plan and the Performance Unit Plan) and the KESOP underwent extensive review and revision during the past fiscal year. The review process included gathering both comparative compensation data and comparative financial performance data for major food chains with which the Company must compete for business and for talented employees. Each member of the Compensation Committee and thirty management employees participated in the review of the Compensation Program and KESOP and were given the opportunity to make suggestions for effectively enhancing their purpose. Compensation consultants from KPMG Peat Marwick LLP also assisted in the review and revision process.

         It was determined during the review process that to improve the effectiveness of the Compensation Program and to remain competitive with the pay practices in the retail food chain industry, the Compensation Program needed to be simplified and distinctly performance-based. It was also determined that the Compensation Program should be composed of comparatively conservative salaries (with positions assigned to ranges based primarily upon market data) and should include competitive annual incentives. Further, it was decided the Compensation Program should be weighted towards long-term compensation for all of the Company's senior officers. It was also decided that the KESOP should be considered part of the Compensation Program and that eligible participants under the KESOP should be defined in the same manner as those eligible to participate under the other executive compensation plans. Finally, a share ownership policy, obligating executives to maintain an ownership interest in Company stock, was recommended and approved.

         Simplification of the Compensation Program was accomplished first by combining the Performance Unit Plan and Restricted Stock Plan into the Performance-Based Restricted Stock Plan, which now is comprised of restricted stock and contingent cash components, and including the KESOP as part of the long-term incentive portion of the Compensation Program. Next, the number of performance goals to be used for funding and vesting purposes under the annual incentive, performance-based restricted stock and stock option plans were reduced beginning with fiscal year 1998-99.

         The Committee determined that at the beginning of each fiscal year, participants in the Annual Incentive Plan will be assigned a threshold, target and superior incentive opportunity based on a business plan and stated as a percentage of salary. If results are below the thresholds established in the business plan, no awards will be made. Actual awards can range from 0% to 200+% of the employee's target incentive opportunity, depending on how actual performance compares to the pre-determined performance goals. Performance will be based on the performance of the participant's business unit, on overall Company performance, and (except for the Principal Executive Officer, President and Executive Vice President) on individual objectives. In addition, the award may be based on changes in customer satisfaction ratings. Performance goals approved by the Committee for fiscal year 1998-99 will be based on how actual performance compares to the predetermined sales and pre-tax profit goals set forth in the business plan established at the beginning of the fiscal year.

         Under the Performance-Based Restricted Stock Plan, the performance measure used for grants made in fiscal year 1998-99 will be based upon a comparative three-year average total shareholder return ("TSR"). The TSR is the measure utilized in the Stock Performance Graph in the Company's annual Proxy Statement. The peer group that will be used for comparison purpose is the same as that used for the Stock Performance Graph, which is the Standard & Poor's Retail (Food Chains) Index Group. The maximum award of performance-based restricted stock that may be granted to any individual in a year will continue to be 10,000 shares, which is significantly greater than any past or anticipated individual award. Recipients of performance-based restricted stock grants are eligible to receive a contingent cash payment equal to the initial grant value of their awarded restricted shares, if the shares vest. The cash payment is designed to satisfy all or a portion of the federal and state income tax obligations of the recipient resulting from the vesting of the restricted stock. If the shares do not vest, no cash payment is made.

         The performance goals under the KESOP will continue to be based on a specified percentage return on equity, such percentage to be determined by the Compensation Committee at the time of grant. If approved by the shareholders, the employees eligible to participate under the KESOP will include any officer or other key employee of the Company or its subsidiaries who, in the judgment of the Compensation Committee, is significantly responsible for, or materially contributes to, the management, growth or profitability of the business of the Company or its subsidiaries. Other amendments to the KESOP for which shareholder approval is sought are set forth in Proposal 3 beginning on page 15.

          The Company has chosen to account for its long-term incentives in accordance with Financial Accounting Standard 123. This accounting treatment provides the Company with the opportunity to establish performance contingencies for the vesting of restricted shares and stock options.

         The stock ownership policy adopted requires that for participants to remain eligible for grants under the Performance-Based Restricted Stock Plan and the KESOP, they must maintain a certain ownership interest in the Company's stock. The amount of stock participants must hold is based on a multiple of their respective salaries and range from a high of ten times the base salary of the Principal Executive Officer and the President, to a low of two times the base salary for certain other corporate officers.

         Each of the adopted changes to the Compensation Program and the KESOP are consistent with making sure that all compensation expenses will be fully deductible in accordance with Section 162(m) of the Code. Changes requiring shareholder approval are set forth in Proposals 2 and 3 beginning on page 13 of this Proxy Statement. The Compensation Committee recommends that the changes set forth in those proposals be approved by the shareholders.

     This  report is  submitted  by the members of the  Compensation  Committee:
Radford D. Lovett, Chairman; Armando M. Codina; Carleton T. Rider; and Julia B. North.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Company's Compensation Committee during the most recently completed fiscal year were Radford D. Lovett, Chairman, and Messrs. Armando M. Codina and Carleton T. Rider and Ms. Julia B. North. During such time, no member of the Compensation Committee was a current or former officer or employee of the Company and no executive officer of the Company served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as a director of the Company or on the Company's Compensation Committee.


                            STOCK PERFORMANCE GRAPH

         The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended June 24, 1998, compared with the cumulative total returns of the S & P 500 Index and the S & P Retail (Food Chains) Index. The comparison assumes $100 was invested on June 24, 1993, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG WINN-DIXIE STORES, INC., THE S & P 500 INDEX
                  AND THE S & P RETAIL (FOOD CHAINS) INDEX (1)

                    Measurement
                        Pt.             FYE              FYE              FYE             FYE              FYE
                       6/30/93        6/29/94          6/28/95          6/26/96          6/25/97         6/24/98


Winn-Dixie             $100           $78.93           $108.46          $137.39        $148.82          $208.85

S & P 500              $100          $101.41           $127.84          $161.08        $216.98          $282.42

S & P Retail
(Food Chains)          $100           $97.30           $118.28          $163.80        $178.16          $252.56


         Assumes Initial Investment of $100 and reinvestment of dividends
         Note: Total Returns Based on Market Capitalization

Data and chart furnished by Zacks Investment Research, Inc.
---------------
(1) Includes, but is not limited to, the following companies: Albertson's, American Stores, Giant Food Class A, Great A&P, Kroger and Winn-Dixie.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     American Heritage Life Insurance Company (the "Insurance Company") is a wholly owned subsidiary of American Heritage Life Investment Corporation, of which Messrs. A. Dano Davis, Robert D. Davis and Radford D. Lovett are directors. The Company is self-insured for purposes of employee group, medical, accident and sickness insurance, with the Insurance Company providing administrative services and expenses. During the fiscal year ended June 24, 1998, the Company paid the Insurance Company $4,245,110 for administrative services, state premium taxes and expenses of the group medical and accident plan. The Company also paid the Insurance Company $11,534,540 in net premiums on life insurance policies and $13,597,590 in interest on policy loans to fund the corporate senior officers management security plan for 35 officers (including 22 executive officers) and a similar contributory plan for 576 other eligible key management personnel. These plans also provide benefits to 408 former participants who have retired, terminated employment or are currently ineligible to participate in the plans, and beneficiaries of deceased participants.

         In the fiscal year ended June 24, 1998, the Company received payments from D.D.I., Inc., a Florida corporation controlled by the Davis Family, in the aggregate amount of $65,999 for group insurance and office expenses.

                           AGREEMENT OF SHAREHOLDERS
                                       OF
                                  D.D.I., INC.

         On April 19, 1989, an Agreement of Shareholders (the "Agreement") was entered into by a Florida corporation now known as D.D.I., Inc. ("DDI") and its shareholders to make provision for future disposition, voting and transfer of its shares. DDI, which, as of June 24, 1998, owned directly and indirectly 40,817,399 shares of Common Stock of the Company, is controlled by the Davis Family. Such shares are included in the Davis Family holdings shown on page 4 hereof.

         Subject to certain exceptions, the Agreement prohibits disposition of DDI shares by a DDI shareholder except with the written consent of DDI and all of the other DDI shareholders. If any DDI shareholder desires to make a disposition of shares of DDI, such shareholder must offer the shares to DDI, and if DDI does not purchase all of the shares, then to the other DDI shareholders. The Agreement also restricts transfers in the event of death, divorce, change in beneficial interest in a trust or involuntary disposition and sets out procedures for establishing fair market value, termination of the Agreement, selection of a Board of Directors of DDI and increasing the capital surplus of DDI, if necessary, to purchase DDI shares.

     DDI shareholders who are parties to the Agreement  include Robert D. Davis,
A. Dano Davis, T. Wayne Davis, and Charles P. Stephens, spouses, children, grandchildren, relatives, in-laws, trusts for the benefit of Davis Family members, and corporations and other entities controlled by them.

                PROPOSAL 2 - APPROVAL OF INCENTIVE COMPENSATION
                               PERFORMANCE GOALS

Background

         In June 1998, the Compensation Committee and the Board of Directors determined that as part of the revision of the Company's Officer Compensation Program, the material terms of the performance goals under the Annual Incentive Plan, and the Restricted Stock Plan (as revised, the "Performance-Based Restricted Stock Plan") should be changed. The changes to the performance goals were made in order to simplify the plans and to enhance support for the Company's business strategies. The review and revisions of the Company's Officer Compensation Program, including the Annual Incentive Plan and the Performance-Based Restricted Stock Plan, are described more fully in the Report on Executive Compensation beginning at page 9.

         To comply with Section 162(m) of the Code, the Company has included this proposal for shareholder approval of the new material terms of the performance goals of the Annual Incentive Plan and the Performance-Based Restricted Stock Plan, which will be effective for awards granted beginning in fiscal year 1998-99.

         Section 162(m) of the Code precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1 million per year to a "covered employee." A "covered employee" under Section 162(m) is the Chief Executive Officer on the last day of the taxable year, or any individual acting in such capacity, and any other officer who is among the four highest compensated officers for the taxable year (other than the Chief Executive Officer) as reported in the proxy statement. Generally, this would include the Company's Principal Executive Officer and the four other officers named each year in the Summary Compensation Table in the Proxy Statement.

         The $1 million limit on deductibility does not apply to compensation that meets the requirements for "qualified performance-based compensation" under regulations adopted under the Code. In order for compensation to qualify as performance-based, certain conditions must be met. One of these conditions requires the Company to obtain shareholder approval of the material terms of the performance goals set by a compensation committee comprised of two or more outside directors under which the compensation is to be paid. The material terms of the performance goals that must be approved by shareholders under Section 162(m) include the employees eligible to receive the performance-based compensation, a description of the business criteria on which each performance goal is based, and either the maximum amount that could be paid, or the formula used to calculate the amount of compensation that could be paid, to any individual executive officer.

         In accordance with these requirements and the prior approval of the shareholders at the 1996 Annual Meeting of the eligible employees and the maximum payment amount under the plans, the Board of Directors is recommending that the shareholders approve the new business measurements on which each of the performance goals is based. If approved by the shareholders, the Company will not be precluded under Section 162(m) from taking the deductions for any payments made under the plans.

The Annual Incentive Plan

         The Annual Incentive Plan is administered by a committee appointed by the Board of Directors and composed of two or more outside directors. Eligible employees include officers or other key employees of the Company or its subsidiaries who, in the judgment of the committee, are significantly responsible for or materially contribute to the management, growth or profitability of the Company or its subsidiaries. At the beginning of each fiscal year, eligible employees are assigned a threshold, target and superior incentive opportunity, stated as percents of base salary. Actual awards can range from 0% to 200+% of the employee's target incentive opportunity, depending on how actual performance compares to the performance goals. Because Section 162(m) of the Code requires a stated maximum award either as a dollar amount or as a percent of the total amount funded, the maximum annual payment to any individual under this plan is limited to $1 million, which is significantly greater than any past or anticipated individual award.

         The performance goals under the Annual Incentive Plan are established at the beginning of each fiscal year based on a business plan, and they are reviewed and approved by the committee. Awards beginning in fiscal year 1998-99 will be based primarily on how actual performance compares to the predetermined sales and pre-tax profit goals set forth in the business plan. Performance will be determined in part by the performance of the business unit most immediately affected by the eligible employee and in part by overall Company performance. A portion of the annual incentive awards (except for that of the Principal Executive Officer, President and Executive Vice President) will be based on meeting individual performance objectives. The annual incentive award also may be based in part on changes in customer satisfaction ratings.

         In all instances, the measures used to award annual incentives will be reviewed and approved by the committee within the first quarter of each fiscal year. The committee shall certify in writing prior to payment of the compensation that the performance goals and any other material terms were in fact satisfied.

The Performance-Based Restricted Stock Plan

         The Performance-Based Restricted Stock Plan also is administered by a committee appointed by the Board of Directors and composed of two or more outside directors. Eligible employees include key employees selected by the committee. Key employees are officers or other key employees of the Company or its subsidiaries who, in the judgment of the committee, are significantly responsible for or materially contribute to the management, growth or profitability of the business of the Company or its subsidiaries. Previously, the key employees eligible to participate in the plan included the Principal Executive Officer (although he has elected not to participate in the past), the President and other officers. Performance-based restricted stock is granted annually to eligible employees.
In the past, grants have been made to approximately 35 employees each year.

         The maximum grant awarded to any individual in any given year is limited to not more than 10,000 shares, which is significantly greater than any past or anticipated individual award. Grants are conditioned further by the fact that no discretionary adjustments can be made to either the value of the restricted shares or the number of restricted shares granted to any individual during or at the conclusion of any given vesting period.

         In prior years, the performance goals that had to be met under the Restricted Stock Plan for the stock to vest related to average customer order size, return on equity or capital, improvement in customer image score, or increase in tonnage sold, all over a period established by the committee, which was usually three years. Under the Performance-Based Restricted Stock Plan, the restricted stock granted will vest at the end of the period established by the committee if the Company's Total Shareholder Return ("TSR") for that period is greater than that of its peer group. TSR is the same measure presented in the Stock Performance Graph in the Company's annual Proxy Statement. See page 12. The peer group used for the comparison is the Standard & Poor's Retail (Food Chains) Index Group, which also is used for the Stock Performance Graph in the Proxy Statement. The committee shall certify in writing prior to the vesting of such restricted shares that the performance goal and any other material terms were in fact satisfied.

         The Board of Directors recommends a vote FOR Proposal 2.


                     PROPOSAL 3 - APPROVAL OF AMENDMENTS TO
                         KEY EMPLOYEE STOCK OPTION PLAN

         On April 15, 1998, the Board of Directors approved the amendment of the Key Employee Stock Option Plan ("KESOP"), subject to shareholder approval, as part of the revision of the Company's Compensation Program. The review and revisions of the Compensation Program, including the KESOP, are described more fully in the Report on Executive Compensation beginning on page 9.

         The proposed amendments to the KESOP that, if approved by the Company's shareholders, would be effective for option grants made beginning in the 1998-99 fiscal year include: (1) revising the definition of the employees eligible to participate in the KESOP, (2) removing the prohibition on the exercise of options after January 15, 2011, and (3) eliminating certain restrictions on the Board of Directors' ability to amend the KESOP without shareholder approval.

         If the holders of a majority of the outstanding shares of the Company's Common Stock voting on the proposal in person or by proxy at the Annual Meeting vote in favor of the approval of the amendments to the KESOP, the amendments shall be deemed to have been approved by the Shareholders. In the event that the affirmative vote of a majority of such shares is not obtained, such amendments shall become null and void, the KESOP as in effect prior to the amendments shall continue in full force and effect and the options granted to the 12 officers who are not eligible employees under the KESOP as currently in effect, shall be void.

Description of Key Employee Stock Option Plan

         Under the KESOP, a committee appointed by the Board of Directors and composed of two or more outside directors, may grant options at any time and from time to time to persons who are eligible employees. If the amendments described herein are approved by the shareholders, eligible employees will include officers and other key employees selected by the committee. The options to be granted shall be limited in total to a maximum aggregate of 2,000,000 shares (recognizing a 1995 split of the stock) as the committee in its sole discretion deems advisable. The maximum number of shares that may be sold pursuant to the KESOP, as well as the number of shares that may be purchased pursuant to the exercise of any option outstanding thereunder, are subject to anti-dilution provisions in the event of stock splits, certain stock dividends and the like. The option price per share shall be the fair market value of the Company's Common Stock on the date on which the option is granted. The closing price of the Company's Common Stock as reported on the New York Stock Exchange composite tape on June 24, 1998, was $48.6875. Options granted pursuant to the plan may not be sold, pledged, assigned or transferred by their holders otherwise than by will or the laws of descent and distribution and are exercisable, during their respective lifetimes, only by such holders.

         Each option shall become exercisable on and after such date as the committee shall determine, but only after the end of a fiscal year for which the Company earned a specified percentage return on equity, such percentage to be determined by the committee at the time of grant. The period within which each option granted under the KESOP may be exercised shall end not later than the January 15th following the sixth fiscal year after the grant. If the amendments described herein are approved by the shareholders, the current provision in the KESOP that no options shall be exercisable later than January 15, 2011, would be eliminated. The committee shall certify in writing prior to options becoming exercisable that the percentage return on equity and any other material terms under the KESOP were in fact satisfied.

         The Board of Directors or the committee, if the shareholders approve the amendments described herein, has the power, among other things, to add to, amend or repeal any of the provisions of the KESOP; to suspend its operation for any period; or to terminate it in whole or in part; without shareholder approval unless shareholder approval is otherwise required by applicable law or the rules of the New York Stock Exchange. No such addition, amendment, repeal, suspension or termination shall in any way affect the rights of the holder of outstanding options to purchase shares of Common Stock in accordance with the provisions of the KESOP at the time of the option grant.

         On July 27, 1998, effective June 15, 1998, options for an aggregate of 153,977 shares were granted for fiscal years 1998-99 and later, at an exercise price of $41.506 per share to 20 executive officers of the Company who currently are eligible to participate in the KESOP. Subject to shareholder approval of the expansion of those eligible to participate in the KESOP, 27,300 share grants also were made to 12 other officers. The options granted, subject to shareholder approval, are set forth in the table below.

                               NEW PLAN BENEFITS
                         KEY EMPLOYEE STOCK OPTION PLAN

Name and Position                                            Options Granted (#)

A. Dano Davis                                                            -
Chairman and Principal Executive Officer

James Kufeldt                                                            29,323
President

Charles H. McKellar                                                      14,493
Executive Vice President

Charles E. Winge                                                         10,111
Senior Vice President

Richard J. Ehster                                                         6,741
Vice President

Executive Group (20)                                                    153,977

Non-executive Officer Employee Group (12)                                27,300

         No stock option grants were approved for any other executive officers, employees or directors of the Company for the 1998-99 fiscal year. It is not possible to determine future awards under the KESOP or whether the options granted for 1998-99 will become exercisable.

Federal Income Tax Consequences

         Options granted under the KESOP may consist of incentive stock options ("ISOs"), within the meaning of Section 422 of the Code, and nonqualified stock options ("NSOs"). ISOs and NSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NSOs need not comply with such requirements. Options granted under the KESOP will not qualify as ISO's except to the extent that all of the requirements of Code Section 422 are satisfied.

         A KESOP participant is not taxed on the grant or exercise of an ISO. The difference between the fair market value of the shares on the exercise date and the exercise price will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO for at least two years following grant and at least one year following exercise of the ISO, the participant will recognize gain, if any, for the first time upon a subsequent disposition of such shares and such gain will be treated as long-term capital gain for federal income tax purposes. The measure of the gain is the difference between the proceeds received on disposition and the participant's basis in the shares (which generally equals the exercise price). If the participant disposes of stock acquired pursuant to the exercise of an ISO before satisfying the one and two-year holding periods described above, the participant could recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income would be the lesser of: (i) the amount realized on disposition less the participant's adjusted basis in the stock (usually the option exercise price), or (ii) the amount by which the fair market value of the stock on the exercise date exceeds the option price. The balance of the gain recognized on such disposition, if any, will be capital gain. The Company is not entitled to an income tax deduction on the grant or the exercise of an ISO or on the participant's disposition of the shares after satisfying the holding period requirement, described above. If the holding periods are not satisfied, the Company may be entitled to an income tax deduction in the year the participant disposes of the shares, in an amount equal to any ordinary income recognized by the participant.

         Generally, a participant is not taxed on the grant of an NSO. Upon exercise, however, the participant recognizes ordinary income equal to the amount by which the fair market value of the shares exceeds the option price on the date of the exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. Any gain on a subsequent disposition of the shares will be long term capital gain if the shares are held for at least 12 months following exercise. The Company does not receive an income tax deduction for this gain.

Description of Proposed Amendments

         Eligible Employees. Currently, eligible employees under the KESOP include members of the Executive Committee of the Company (other than the Chairman of the Board), Division Presidents and Division Managers. Under the proposed amendment, the definition of those eligible to participate in the KESOP would be expanded to include any officer or other key employee of the Company or its subsidiaries who, in the judgment of the committee, is significantly responsible for or materially contributes to the management, growth or profitability of the business of the Company or its subsidiaries.

         Maximum Period of Exercising Option. The maximum period within which an option granted after June 1, 1994, may be exercised under the current KESOP is not later than January 15th following the sixth fiscal year after the grant and in no event later than January 15, 2011. Under the proposed amendment, grants made under the KESOP in fiscal years 1998-99 and thereafter would continue to be exercisable not later than January 15th following the sixth fiscal year after the grant, but the January 15, 2011 ending date restriction set forth in the KESOP would be eliminated.

         Ability of Board of Directors or Committee to Amend or Terminate the KESOP. The KESOP sets forth four situations in which shareholder approval is required for an amendment to the plan to become effective: (i) to increase the aggregate number of shares of stock available under the plan, (ii) to permit the granting of options to persons other than eligible employees, (iii) to decrease the minimum option price, or (iv) to extend the maximum period within which an option may be exercisable.

         These shareholder approval requirements were originally included in the KESOP primarily because of certain requirements set forth in the Securities Exchange Act of 1934 as amended, and Rule 16b-3 promulgated thereunder. Prior to 1996, certain transactions under an employee benefit plan were exempted from the short-swing trading rules of federal securities laws if the employee benefit plan and any material amendments thereto (including any amendment that increased the number of shares subject to the plan, changed the class of eligible insiders or increased benefits) had been approved by the shareholders. Effective in 1996, the Securities and Exchange Commission amended Rule 16b-3 and eliminated the requirement for shareholder approval of employee benefit plans and material amendments to the plans. If approved by the shareholders, the former shareholder approval requirements set forth in the KESOP would be eliminated. The Board of Directors or the committee would have the power to add to, amend or repeal any of the provisions of the KESOP without shareholder approval unless shareholder approval was required by applicable law or the rules of the New York Stock
Exchange. No such addition, amendment, repeal, suspension or termination shall in any way affect the right of the holders of outstanding options to purchase shares of Common Stock in accordance with the provisions of the KESOP at the time of the grant of the options.

         The Board of Directors recommends a vote FOR Proposal 3.


                  PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         Action is to be taken at the Annual Meeting of Shareholders with respect to the ratification of the appointment by the Board of Directors of the Company of KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company for the fiscal year commencing June 25, 1998. KPMG Peat Marwick LLP has been regularly employed by the Company for many years to examine its books and accounts and for other purposes, for which services their customary fees have been paid.

         Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

         The Board of Directors recommends a vote FOR Proposal 4.


                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Shareholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 1999 annual meeting of shareholders, a written copy of their proposal must be received at the principal executive offices of the Company, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, no later than April 26, 1999. To ensure prompt receipt by the Company, proposals should be sent by certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials. Shareholders who wish to submit a proposal for consideration at the Company's 1999 annual meeting of shareholders but who do not wish to submit the proposal for inclusion in the Company's proxy statement pursuant to Rule 14a-8 as promulgated under the Securities Exchange Act of 1934, as amended, must deliver a copy of their proposal to the Company at its principal executive offices, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, no later than July 12, 1999.

                                 MISCELLANEOUS

         The Company's audited financial statements and certain other financial information for its fiscal year ended June 24, 1998, are included as pages F-1 to F-26, inclusive, annexed to this Proxy Statement.

         As of the date of this Proxy Statement, Management does not know of any other matter that will come before the meeting. In the event that any other matter properly comes before the meeting and the Company did not receive notice of such matter by July 12, 1998, then the persons named in the enclosed form of proxy will be deemed to have discretionary authority to vote all proxies in accordance with their judgment on such matter.


                                              By Order of the Board of Directors




                                                                 Judith W. Dixon
                                                                       Secretary

August 26, 1998

EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, THE SHAREHOLDER MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                            WINN-DIXIE STORES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Selected Financial Data ....................................................F- 1

Management's Discussion and Analysis of Financial Condition and Results
   of Operations ...........................................................F- 2

Consolidated Financial Statements and Supplemental Data:

   Independent Auditors' Report ............................................F- 6

   Report of  Management ...................................................F- 7

   Consolidated Statements of Earnings, Years ended
     June 24, 1998, June 25, 1997 and June 26, 1996 ........................F- 8

   Consolidated Balance Sheets, June 24,1998 and June 25, 1997..............F- 9

   Consolidated Statements of Cash Flows, Years ended
     June 24, 1998, June 25, 1997 and June 26, 1996 ........................F-10

   Consolidated Statements of Shareholders' Equity, Years ended
     June 24, 1998, June 25, 1997 and June 26, 1996 ........................F-11

   Notes to Consolidated Financial Statements ..............................F-12

                             SELECTED FINANCIAL DATA

                                                                  1998       1997       1996       1995     1994
                                                                     Dollars in millions except per share data
Sales
   Net sales...........................................      $   13,617     13,219     12,955     11,788  11,082
   Percent increase....................................             3.0        2.0        9.9        6.4     2.3
   Average annual sales per store......................      $     11.7       11.3       11.0       10.0     9.6
Earnings Summary
   Gross profit........................................      $    3,624      3,316      3,093      2,723   2,534
     Percent of sales..................................            26.6       25.1       23.9       23.1    22.9
   LIFO charge (credit)................................      $      (12)         3         10          7      (2)
   Operating and administrative expenses...............      $    3,375      3,094      2,803      2,462   2,270
     Percent of sales..................................            24.8       23.4       21.6       20.9    20.5
   Net earnings........................................      $      199        204        256        232     216
     Basic earnings per share..........................      $     1.34       1.36       1.69       1.55    1.45
     Diluted earnings per share........................      $     1.33       1.36       1.68       1.55    1.45
   Percent of net earnings to sales....................             1.5        1.5        2.0        2.0     2.0
   Percent of net earnings to average equity...........            14.7       15.3       19.9       20.3    21.2
EBITDA ................................................      $    676.7      632.8      656.9      569.3   520.2
EBITDAR  ..............................................      $  1,089.2    1,015.6    1,009.7      890.7   809.2
Dividends
   Dividends paid......................................      $    150.9      144.2      134.0      116.5   107.4
   Percent of net earnings.............................            76.0       70.5       52.4       50.2    49.7
   Per share (present rate $1.02)......................      $     1.02        .96       .885        .78     .72
Common Stock (WIN)
   Total shares outstanding (000,000)..................           148.5      148.9      151.7      151.1   148.4
     NYSE - Stock price range
     Common   - High...................................      $    59.25      42.38      38.38      28.94   33.88
                Low....................................      $    33.69      29.88      28.06      21.32   21.75
Financial Data
   Cash flow information:
     Net cash provided by operating activities.........      $    464.5      413.9      556.9      414.2   436.3
     Net cash used in investing activities.............      $    325.9      477.7      387.9      379.3   214.7
     Net cash provided by (used in) financing
      activities.......................................      $   (129.2)      45.7     (167.3)     (35.9) (212.4)
   Capital expenditures, net...........................      $    369.6      423.1      362.0      371.6   277.7
   Depreciation and amortization.......................      $    330.4      291.2      248.3      200.9   157.4
   Working capital.....................................      $    228.6      195.4      388.7      414.9   486.2
   Current ratio.......................................             1.2        1.1        1.4        1.4     1.6
   Total assets........................................      $    3,069      2,921      2,649      2,472   2,145
   Obligations under capital leases....................      $       49         54         61         78      85
   Shareholders' equity................................      $    1,369      1,337      1,342      1,231   1,056
   Book value per share................................      $     9.22       8.98       8.85       8.14    7.12
Stores
   In operation at year-end............................           1,168      1,174      1,178      1,175   1,159
   Opened and acquired during year.....................              84         83         61        108      60
   Closed or sold during year..........................              90         87         58         92      66
   Enlarged or remodeled during year...................             136         79        128         86      87
   New/enlarged/remodeled in last five years...........             912        805        743        654     535
     Percent to total stores in operation..............            78.1       68.6       63.1       55.7    46.2
   Year-end retail square footage (000,000)............            49.6       47.8       45.7       43.8    40.7
   Average store size at year-end (000)................            42.4       40.7       38.8       37.3    35.1
Other Year-end Data
   Associates (000)....................................             139        136        126        123     112
   Shareholder accounts (000)..........................            52.0       55.2       56.3       44.8    39.5
   Shareholders per store..............................              45         47         48         38      34
Taxes
   Federal, state and local............................      $      302        285        288        261     261
   Per diluted share...................................      $     2.03       1.90       1.89       1.74    1.75


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Results of Operations

        Sales for 1998 were $13.6 billion, compared to $13.2 billion for 1997 and $13.0 billion for 1996. This reflects a 3.0%, 2.0% and 9.9% increase in sales per year for 1998, 1997 and 1996, respectively. Average weekly store sales increased 3.0%, 1.8% and 8.4% for each of the last three fiscal years, while identical store sales decreased 0.3% in 1998, decreased 0.9% in 1997 and increased 4.4% for 1996. Fourth quarter sales were $3.3 billion, $3.1 billion and $3.0 billion for 1998, 1997 and 1996, respectively. Sales for the quarter were positively impacted by Easter being in the fourth quarter this year and in the third quarter last year. For the fourth quarter, average store sales increased 7.0% in 1998, 1.2% in 1997 and 4.5% in 1996. Identical store sales for the fourth quarter increased 3.1% in 1998, decreased 1.8% in 1997 and increased 1.7% in 1996.

         In fiscal year 1998, the Company continued to increase its average store size by opening and acquiring 84 stores, averaging 50,000 square feet, enlarging or remodeling 136 stores and closing 90 smaller stores, averaging 30,500 square feet.

        As a percent of sales, gross profit margins were 26.6%, 25.1% and 23.9% in fiscal 1998, 1997 and 1996, respectively. Operating margins improved with an increase in the number of larger stores, added service departments and improved pricing. Approximately 88% of the Company's inventories are valued under the LIFO (last-in, first-out) method. The LIFO calculations resulted in a pre-tax increase in gross profit of $12.1 million in 1998, and a decrease of $2.7 million in 1997 and a decrease of $9.9 million in 1996.

        Operating and administrative expenses, as a percent of sales, were 24.8%, 23.4% and 21.6% in fiscal 1998, 1997 and 1996, respectively. Increases in depreciation expense, occupancy costs, a higher payroll percentage in our larger stores and training costs associated with our emphasis toward increased customer service, were major contributing factors of our increase in operating and administrative expenses in 1998.

          During 1998, the Company began its consolidation of our accounting departments to corporate headquarters. The opening of the new distribution facility in Raleigh, North Carolina, resulted in the closing and the sale of the older Raleigh distribution facility; the closing of the Greenville, South Carolina distribution facility which will be converted into a general merchandise facility; and the reorganization of the Raleigh and Charlotte divisions. The Company experienced a non-recurring administrative charge totaling $18.1 million (after tax, $11.0 million or $0.07 per diluted share) due to these activities.

        Cash discounts and other income amounted to $115.4 million, $119.4 million and $118.0 million in 1998, 1997 and 1996, respectively. Investment income amounted to $0.3 million, $0.3 million and $0.6 million in fiscal 1998, 1997 and 1996, respectively.

        Interest expense totaled $28.5 million, $22.1 million and $21.2 million in fiscal 1998, 1997 and 1996, respectively. Interest expense primarily reflects a computation of interest on capital lease obligations and short-term borrowings. The 1998 and 1997 increase in interest expense is due to an increase in short-term borrowings.

        Earnings before income taxes were $317.8 million, $319.4 million and $387.3 million in fiscal 1998, 1997 and 1996, respectively. The 1998 and 1997 decrease in pre-tax earnings is primarily a result of the increase in operating expenses as previously mentioned. The effective income tax rates were 37.5%, 36.0% and 34.0% for fiscal 1998, 1997 and 1996, respectively. The increase in the effective tax rate during fiscal 1998 and 1997 reflects a change made by the Health Insurance Portability and Accountability Act of 1996 whereby certain deductions for interest relating to indebtedness with respect to certain Corporate Owned Life Insurance (COLI) policies are being phased out over a three-year period.

        Net earnings amounted to $198.6 million or $1.33 per diluted share for 1998, $204.4 million or $1.36 per diluted share for 1997 and $255.6 million or $1.68 per diluted share for 1996. The LIFO calculations increased net earnings by $7.4 million or $0.05 per diluted share in 1998, decreased net earnings by $1.6 million or $0.01 per diluted share in 1997 and decreased net earnings by $6.0 million or $0.04 per diluted share in 1996.

Liquidity and Capital Resources

        The Company's financial condition remains sound and strong at year end. Cash and cash equivalents amounted to $23.6 million, $14.1 million and $32.2 million at the end of fiscal years 1998, 1997 and 1996, respectively. Cash provided by operating activities amounted to $464.5 million in 1998, $413.9 million in 1997 and $556.9 million in 1996.

        Net capital expenditures totaled $369.6 million, $423.1 million and $362.0 million in fiscal 1998, 1997 and 1996, respectively. These expenditures were for new store locations, store enlargements and remodelings, and the expansion of warehouse facilities. Total capital investment in Company retail and support facilities, including operating leases, is estimated to be $850 million in fiscal 1998 and projected to be $800 million in fiscal 1999. The Company has no material construction or purchase commitments outstanding as of June 24, 1998.

        Working capital amounted to $228.6 million and $195.4 million at the end of fiscal years 1998 and 1997, respectively. Inventories on a FIFO (first-in, first-out) basis increased $143.6 million in 1998 and $72.7 million in 1997. The increase in inventories is primarily due to the increase in the total retail square footage through new openings and store enlargements, and the opening of our new Raleigh, North Carolina distribution center and the new Montgomery, Alabama perishable warehouse in 1998.

     The Company has an authorized $500.0 million commercial paper program. In support of this program, or as an independent source of funds, the Company also has $495.0 million of short-term lines of credit. These lines of credit are available at any time during the year and are renewable on an annual basis. The Company had no short-term borrowings against bank lines of credit as of June 24, 1998 or June 25, 1997. There was $420.0 million in commercial paper outstanding at the end of 1998, compared to $380.0 million in commercial paper outstanding at the end of 1997. The average interest rate on the commercial paper outstanding on June 24, 1998 was 5.6%, compared to 5.7% on June 25, 1997. Excluding capital lease obligations, the Company had no outstanding long-term debt as of June 24, 1998 or June 25, 1997.

        The Company's cash flow from operations and available credit facilities are considered adequate to fund both the short-term and long-term capital needs of the Company.

        The Company is a party to various proceedings arising under federal, state and local regulations protecting the environment. Management is of the opinion that any liability which might result from any such proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

Impact of Inflation

        Winn-Dixie's primary costs, inventory and labor, increase with inflation. Recovery of these costs has to come from improved operating efficiencies, and to the extent permitted by our competition, through improved gross profit margins.

Year 2000 Compliance

         In 1996, the Company created a Year 2000 Project Office to address potential problems within the Company's operations which could result from the century change in the Year 2000. The Project Office was authorized by the Company's Executive Committee, is staffed primarily with representatives of the Company's Corporate Information Systems Department, and has access to key associates in all areas of the Company's operations. The Project Office also uses outside consultants on an as-needed basis.

         To address the Year 2000 issues, the Project Office is identifying all computer-based systems and applications (including embedded systems) that might not be Year 2000 compliant; determining what revisions or replacements would be necessary to achieve compliance and prioritizing and implementing the revisions or replacements; conducting tests necessary to verify that the revised systems are operational; and transitioning the compliant systems into the everyday operations of the Company. Management believes that these actions are approximately sixty percent (60%) complete. Winn-Dixie estimates that all critical systems will be compliant with the century change by June 30, 1999.

         The Company has budgeted approximately $15.0 million to address the Year 2000 issues, which includes the estimated costs of all modifications and the salaries of associates and the fees of consultants addressing the issues. Approximately $9.1 million of this amount had been expended through June 24, 1998.

         As a part of the Year 2000 review, the Company is examining its relationships with certain key outside vendors and others with whom it has significant business relationships to determine to the extent practical the degree of such parties' Year 2000 compliance and to develop strategies for working with them through the century change. The Company does not have a relationship with any third-party vendor which is material to the operations of the Company and, therefore, believes that the failure of any such party to be Year 2000 compliant would not have a material adverse effect on the Company.

         Should the Company or a third party with whom the Company deals have a systems failure due to the century change, the Company believes that the most significant impact would likely be the inability to timely deliver inventory to a group of stores or to electronically process sales to the customer at store level. While the Company does not expect any such impact to be material, it is developing contingency plans for alternative methods of product delivery and transaction processing and estimates that such plans will be finalized by June 30, 1999.

Cautionary Statement Regarding Forward-Looking Information and Statements

         This Annual Report on Form 10-K contains certain information that constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act, which involves risks and uncertainties. Actual results may differ materially from the results described in the forward-looking statements. When used in this document, the words, "estimate," "project," "intend," "believe," and other similar expressions, as they relate to the Company, are intended to identify such forward-looking statements. Such statements reflect the current views of the Company and are subject to certain risks and uncertainties that include, but are not limited to, growth, competition, inflation, pricing and margin pressures, law and taxes. Please refer to discussions of these and other factors in this Annual Report and other Company filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                          INDEPENDENT AUDITORS' REPORT


The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:

         We have audited the accompanying consolidated balance sheets of Winn-Dixie Stores, Inc. and subsidiaries as of June 24, 1998 and June 25, 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended June 24, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winn-Dixie Stores, Inc. and subsidiaries at June 24, 1998 and June 25, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 24, 1998, in conformity with generally accepted accounting principles.




                                                 KPMG  Peat Marwick LLP


Jacksonville, Florida
July 27, 1998

                              REPORT OF MANAGEMENT


        The Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and related information appearing in the Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts that are based on management's best estimates and judgments.

        Management is also responsible for maintaining a system of internal controls that provides reasonable assurance that the accounting records properly reflect the transactions of the Company, that assets are safeguarded and that the consolidated financial statements present fairly the financial position and operating results. As part of the Company's controls, the internal audit staff conducts examinations in each of the retail and manufacturing divisions of the Company.

        The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically to review the results of audit reports and other accounting and financial reporting matters with the independent certified public accountants and the internal auditors.




     A. Dano Davis                               Richard P. McCook
     Chairman of the Board                       Financial Vice President
     and Principal Executive Officer             and Principal Financial Officer

                       CONSOLIDATED STATEMENTS OF EARNINGS
           Years ended June 24, 1998, June 25, 1997 and June 26, 1996


                                                                       1998             1997              1996
                                                                  ---------------   --------------   ---------------
                                                                       Amounts in thousands except per share data

Net sales.....................................................  $     13,617,485       13,218,715        12,955,488
Cost of sales, including warehousing and delivery expense.....         9,993,568        9,902,862         9,862,244
                                                                  ---------------   --------------   ---------------
   Gross profit on sales......................................         3,623,917        3,315,853         3,093,244
Operating and administrative expenses.........................         3,374,905        3,093,767         2,802,712
Consolidation and distribution facility closing charge........            18,080                -                 -
                                                                  ---------------   --------------   ---------------
   Operating income...........................................           230,932          222,086           290,532
Cash discounts and other income, net..........................           115,395          119,435           118,038
                                                                  ---------------   --------------   ---------------
                                                                         346,327          341,521           408,570
                                                                  ---------------   --------------   ---------------
Interest:
   Interest on capital lease obligations......................             6,528            7,055             8,199
   Other interest.............................................            22,007           15,024            13,046
                                                                  ---------------   --------------   ---------------
     Total interest...........................................            28,535           22,079            21,245
                                                                  ---------------   --------------   ---------------
Earnings before income taxes..................................           317,792          319,442           387,325
Income taxes..................................................           119,172          114,999           131,691
                                                                  ---------------   --------------   ---------------
Net earnings..................................................  $        198,620          204,443           255,634
                                                                  ===============   ==============   ===============

Basic earnings per share......................................  $           1.34             1.36              1.69
                                                                  ===============   ==============   ===============
Diluted earnings per share....................................  $           1.33             1.36              1.68
                                                                  ===============   ==============   ===============

See accompanying notes to consolidated financial statements.

                           CONSOLIDATED BALANCE SHEETS
                         June 24, 1998 and June 25, 1997


                                                                                        1998              1997
                                                                                    --------------   ---------------
                                                                                         Amounts in thousands

Assets
Current Assets:
   Cash and cash equivalents.................................................    $         23,566            14,116
   Trade and other receivables, less allowance for doubtful items of
     $2,623,000  ($1,699,000 in 1997)........................................             146,166           175,679
   Merchandise inventories at lower of cost or market less LIFO reserve
     of $212,869,000 ($224,999,000 in 1997)..................................           1,404,917         1,249,215
   Prepaid expenses..........................................................             161,141           148,961
                                                                                    --------------   ---------------
     Total current assets....................................................           1,735,790         1,587,971
                                                                                    --------------   ---------------

Investments and other assets:
   Cash surrender value of life insurance, net...............................              38,789            88,081
   Other assets..............................................................             101,661            94,547
                                                                                    --------------   ---------------
     Total investments and other assets......................................             140,450           182,628
                                                                                    --------------   ---------------
Deferred income taxes........................................................              22,626            22,129
Net property, plant and equipment............................................           1,169,848         1,128,681
                                                                                    --------------   ---------------
                                                                                 $      3,068,714         2,921,409
                                                                                    ==============   ===============
Liabilities and Shareholders' Equity
Current Liabilities:
   Accounts payable..........................................................    $        660,539           604,034
   Short-term borrowings.....................................................             420,000           380,000
   Reserve for insurance claims and self-insurance...........................              71,779            60,219
   Accrued wages and salaries................................................             107,590            98,771
   Accrued rent..............................................................              96,987            76,528
   Accrued expenses..........................................................             135,287           137,115
   Current obligations under capital leases..................................               2,908             3,023
   Income taxes..............................................................              12,119            32,923
                                                                                    --------------   ---------------
     Total current liabilities...............................................           1,507,209         1,392,613
                                                                                    --------------   ---------------
Obligations under capital leases.............................................              48,580            54,026
Defined benefit plan.........................................................              37,102            33,452
Reserve for insurance claims and self-insurance..............................              93,514            94,783
Other liabilities............................................................              13,426             9,041
                                                                                    --------------   ---------------
Shareholders' equity:
   Common stock of $1 par value.  Authorized 400,000,000 shares; issued
     148,530,736 shares in 1998 and 148,875,899 shares in 1997...............             148,531           148,876
   Retained earnings.........................................................           1,220,352         1,188,618
                                                                                    --------------   ---------------
     Total shareholders' equity..............................................           1,368,883         1,337,494
                                                                                    --------------   ---------------
Commitments and contingent liabilities (Notes 6, 8 and 9)
                                                                                 $      3,068,714         2,921,409
                                                                                    ==============   ===============

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           Years ended June 24, 1998, June 25, 1997 and June 26, 1996

                                                                         1998            1997            1996
                                                                     -------------   -------------   -------------
                                                                                 Amounts in thousands

Cash flows from operating activities:
   Net earnings.................................................  $       198,620         204,443         255,634
   Adjustments to reconcile net earnings to net cash provided by operating activities:
       Depreciation and amortization............................          330,408         291,236         248,287
       Deferred income taxes....................................          (17,040)        (17,988)         (7,698)
       Defined benefit plan.....................................            3,650           3,919           3,371
       Reserve for insurance claims and self-insurance..........           10,291          (3,967)         (3,788)
       Stock compensation plans.................................           (1,398)         10,086           5,725
       Change in cash from:
         Receivables............................................           29,513         (17,234)         (6,533)
         Merchandise inventories................................         (155,702)        (70,089)        (19,542)
         Prepaid expenses.......................................            3,813            (314)        (14,037)
         Accounts payable.......................................           56,191           3,914          42,199
         Income taxes...........................................          (20,804)         (9,631)         23,223
         Other current accrued expenses.........................           26,952          19,533          30,104
                                                                     -------------   -------------   -------------
           Net cash provided by operating activities............          464,494         413,908         556,945
                                                                     -------------   -------------   -------------

Cash flows from investing activities:
   Purchases of property, plant and equipment, net..............         (369,636)       (423,105)       (361,961)
   Increase (decrease)  in investments and other assets.........           43,785         (54,548)        (25,915)
                                                                     -------------   -------------   -------------
           Net cash used in investing activities................         (325,851)       (477,653)       (387,876)
                                                                     -------------   -------------   -------------

Cash flows from financing activities:
   Increase (decrease) in short-term borrowings.................           40,000         270,000         (20,000)
   Payments on capital lease obligations........................           (2,653)         (2,713)         (3,077)
   Purchase of common stock.....................................          (21,055)        (94,500)        (51,581)
   Proceeds of sales under associates' stock purchase plan......            8,747          13,111          40,205
   Dividends paid...............................................         (150,923)       (144,165)       (134,042)
   Other........................................................           (3,309)          3,920           1,220
                                                                     -------------   -------------   -------------
           Net cash provided by (used in) financing activities..         (129,193)         45,653        (167,275)
                                                                     -------------   -------------   -------------

Increase (decrease) in cash and cash equivalents................            9,450         (18,092)          1,794
Cash and cash equivalents at the beginning of the year..........           14,116          32,208          30,414
                                                                     -------------   -------------   -------------
Cash and cash equivalents at end of the year....................  $        23,566          14,116          32,208
                                                                     =============   =============   =============

Supplemental cash flow information:
   Interest paid................................................  $        20,316          17,840          14,569
   Interest and dividends received..............................  $         1,449           1,183           8,049
   Income taxes paid............................................  $       152,652         142,684         114,572
                                                                     =============   =============   =============


See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
           Years ended June 24, 1998, June 25, 1997 and June 26, 1996


                                                                         1998            1997             1996
                                                                     -------------   --------------   -------------
                                                                                 Amounts in thousands

Common stock:
   Beginning of year ...........................................  $       148,876          151,685          75,561
   Add par value of common stock issued for stock
     compensation plans and acquisition.........................              156              140           2,149
   Add par value of common stock issued in connection
     with 2-for-1 stock split...................................                -                -          75,580
   Deduct par value of common stock acquired....................              501            2,949           1,605
                                                                     -------------   --------------   -------------
   End of year..................................................          148,531          148,876         151,685
                                                                     -------------   --------------   -------------

Retained earnings:
   Beginning of year............................................        1,188,618        1,190,611       1,155,031
   Net earnings.................................................          198,620          204,443         255,634
   Deduct excess of cost over par value of common stock
     acquired...................................................           20,554           91,551          49,976
   Deduct cash dividends on common stock of $1.02, $0.96 and
     $0.885 per share in 1998, 1997 and 1996, respectively......          150,923          144,165         134,042
   Deduct par value of common stock issued in connection
     with 2-for-1 stock split...................................                -                -          75,580
   Add (deduct) excess of value or proceeds over par value of common stock and compensation costs recorded for stock
     compensation plans and acquisition.........................           (1,398)           9,946          53,129
   Add (deduct) associates' stock loans, net of payments........            8,747           13,111         (14,330)
   Unrealized gain on marketable securities.....................              796            1,964               -
   Add (deduct) other...........................................           (3,554)           4,259             745
                                                                     -------------   --------------   -------------
   End of year..................................................        1,220,352        1,188,618       1,190,611
                                                                     -------------   --------------   -------------

Total shareholders' equity......................................  $     1,368,883        1,337,494       1,342,296
                                                                     =============   ==============   =============

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Summary of Significant Accounting Policies and Other Information

          (a)     Fiscal  Year:  The fiscal year ends on the last  Wednesday  in
                  June.  Fiscal  years ended 1998,  1997 and 1996  comprised  52 weeks.

          (b) Basis of Consolidation: The consolidated financial statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries which operate as a major food retailer in fourteen states and the Bahama Islands.

          (c) Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased. Cash and cash equivalents are stated at cost plus accrued interest, which approximates market.

          (d) Inventories: Inventories are stated at the lower of cost or market. The "dollar value" last-in, first-out (LIFO) method is used to determine the cost of approximately 88% of inventories consisting primarily of merchandise in stores and distribution warehouses. Manufacturing and produce inventories are valued at the lower of first-in, first-out (FIFO) cost or market. Elements of cost included in manufacturing inventories consist of material, direct labor and plant overhead.

          (e) Marketable Securities: Included in investments and other assets was $24,400,000 at June 24, 1998, and $19,400,000 at
                  June 25, 1997,  consisting  principally  of marketable  equity
                  securities       categorized      as       available-for-sale.
                  Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and reported as a separate component of shareholders' equity until realized. A decline in the fair value of available-for-sale securities below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

          (f) Financial Instruments: Interest rate swaps are accounted for under the accrual method. Net interest paid or received on these instruments is included in operating and administrative expense. See Note 6(b) for additional information on interest rate swap agreements.

1. Summary of Significant Accounting Policies and Other Information, continued

          (g) Income Taxes: Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

          (h) Self-insurance: Self-insurance reserves are established for automobile and general liability, workers' compensation and property loss costs based on claims filed and claims incurred but not reported, with a maximum per occurrence of $2,000,000 for automobile and general liability and $1,000,000 for workers' compensation. Self-insurance reserves are established for property losses with a maximum annual aggregate of $5,000,000 and a $100,000 per occurrence deductible after the aggregate is obtained. The Company is insured for losses in excess of these limits.

          (i) Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          (j) Property, Plant and Equipment: Property, plant and equipment are stated at historical cost. Depreciation is provided over the estimated useful lives by the straight-line method. Store equipment depreciation is based on lives varying from five to eight years. Transportation equipment is based on lives varying from three to ten years. Warehouse and manufacturing equipment is based on lives varying from five to ten years. Amortization of improvements to leased premises is provided principally by the straight-line method over the periods of the leases or the estimated useful lives of the improvements, whichever is less. Amortization for retail store leasehold improvements is based on lives varying from eight to 15 years. Amortization for warehouse and manufacturing leasehold improvements is based on a 15 year life.

                  The Company reviews its property, plant and equipment for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the net cash flows expected to be generated by the asset.

          (k) Store Opening and Closing Costs: The costs of opening new stores and closing old stores are charged to earnings in the year incurred.

1. Summary of Significant Accounting Policies and Other Information, continued

          (l) Earnings Per Share: The Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128") during the second quarter of fiscal 1998. The adoption of this statement did not materially effect the Company's earnings per share. All prior period earnings per share amounts have been restated to conform with the provisions of SFAS 128.

                   The  following  weighted  average  number of shares of common stock were used in the calculations for earnings per share. The diluted weighted average number of shares includes the net shares that would be issued upon the exercise of stock options using the treasury stock method.

                                           1998           1997           1996
                                           ----           ----           ----
                   Basic               148,697,634    150,040,137    151,577,205
                   Diluted             148,866,167    150,231,820    151,946,196

          (m) Stock-Based Compensation: During fiscal year 1996, the Company adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which establishes a fair value based method of accounting for stock-based compensation plans. Prior to fiscal year 1996, the Company followed the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees." Since the Company historically recorded compensation expense under APB Opinion 25 for its performance based plans, the adoption of this Standard in 1996 had no material effect on the Company's financial statements (see Note 7).

          (n) New Accounting Pronouncements: In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 relates to the change in the equity of a business during a reporting period from transactions of the business. The Company currently intends to adopt this new accounting standard effective in the first quarter of fiscal 1999. SFAS 131 supersedes Statement of Financial Accounting Standards No. 14 "Financial Reporting for Segments of a Business Enterprise." SFAS 131 provides for the disclosure of financial information desegregated by the way management organizes the segments of the enterprise for making operating decisions. The Company intends to adopt this new accounting standard in the fourth quarter of fiscal 1999 and is still determining how SFAS 131 will impact the financial statement disclosure.

          (o)     Reclassification:   Certain   prior  year  amounts  have  been
                  reclassified to conform with the current year's presentation.

2.       Accounts Receivable

                     Accounts receivable at year-end were as follows:

                                                            1998         1997
                                                          ---------    ---------
                                                           Amounts in thousands

                  Trade and other receivables........... $  90,672       76,471
                  Construction advances.................    58,117      100,907
                                                          ---------    ---------
                                                           148,789      177,378
                  Less:  Allowance for doubtful items...     2,623        1,699
                                                          ---------    ---------
                                                         $ 146,166      175,679
                                                          =========    =========

3.       Inventories

         At June 24, 1998, inventories valued by the LIFO method would have been $212,869,000 higher ($224,999,000 higher at June 25, 1997) if they were stated at the lower of FIFO cost or market. If the FIFO method inventory valuation had been used, reported net earnings would have been $7,411,000 or $0.05 per diluted share lower, $1,624,000 or $0.01 per diluted share higher and $6,022,000 or $0.04 per diluted share higher in 1998, 1997 and 1996, respectively.

4.       Property, Plant and Equipment

         Property, plant and equipment consists of the following:

                                                                                        1998             1997
                                                                                    --------------   -------------
                                                                                        Amounts in thousands

         Land..............................................................      $         11,343           8,862
         Buildings.........................................................                28,739          32,442
         Furniture, fixtures, machinery and equipment......................             2,356,376       2,149,817
         Transportation equipment..........................................               132,381         124,419
         Improvements to leased premises...................................               457,931         435,837
         Construction in progress..........................................                69,365          62,224
                                                                                    --------------   -------------
                                                                                        3,056,135       2,813,601
         Less:  Accumulated depreciation and amortization..................             1,919,432       1,723,198
                                                                                    --------------   -------------
                                                                                        1,136,703       1,090,403
         Leased property under capital leases, less accumulated
            amortization of $36,568,000 ($37,090,000 in 1997)..............                33,145          38,278
                                                                                    --------------   -------------
         Net property, plant and equipment.................................      $      1,169,848       1,128,681
                                                                                    ==============   =============

         The Company had no non-cash additions to leased property for 1998 or 1997.

5.       Income Taxes

         The provision for income taxes consisted of:

                                                                           Current       Deferred         Total
                                                                         ------------   ------------   ------------
                                                                                  Amounts in thousands
         1998
                  Federal.....................................        $      115,109        (15,779)        99,330
                  State.......................................                21,103         (1,261)        19,842
                                                                         ------------   ------------   ------------
                                                                      $      136,212        (17,040)       119,172
                                                                         ============   ============   ============

         1997
                  Federal.....................................        $      115,347        (17,440)        97,907
                  State.......................................                17,640           (548)        17,092
                                                                         ------------   ------------   ------------
                                                                      $      132,987        (17,988)       114,999
                                                                         ============   ============   ============

         1996
                  Federal.....................................        $      117,136         (7,523)       109,613
                  State.......................................                22,251           (173)        22,078
                                                                         ------------   ------------   ------------
                                                                      $      139,387         (7,696)       131,691
                                                                         ============   ============   ============

         The following reconciles the above provision to the Federal statutory income tax rate:

                                                                          1998           1997           1996
                                                                       ------------   ------------    -----------

         Federal statutory income tax rate....................                35.0%          35.0%          35.0%
         State and local income taxes, net of federal
            income tax benefits...............................                 3.8            3.1            3.5
         Other tax credits....................................                (0.6)          (0.6)          (0.2)
         Life insurance.......................................                (0.2)          (2.1)          (3.1)
         Other, net...........................................                (0.5)           0.6           (1.2)
                                                                       ------------   ------------   ------------
                                                                              37.5%          36.0%          34.0%
                                                                       ============   ============   ============

         The effective tax rate for 1998 and 1997 reflects a change made by the Health Insurance Portability and Accountability Act of 1996 whereby certain deductions for interest relating to indebtedness with respect to certain corporate owned life insurance (COLI) policies are being phased out over a three-year period.

         In addition to the provision for income taxes presented above, the Company recorded deferred taxes of $551,000 and $1,105,000 in fiscal 1998 and 1997, respectively, related to the unrealized gain on marketable securities.

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at June 24, 1998, June 25, 1997 and June 26, 1996 are presented below:


                                                                            1998           1997           1996
                                                                         ------------   ------------   ------------
                                                                                   Amounts in thousands
         Deferred tax assets:
            Reserve for insurance claims and self-insurance.......... $       61,160         57,169         58,501
            Reserve for vacant store leases..........................         20,137         14,521         10,319
            Unearned promotional allowance...........................          6,844         12,520          7,568
            Reserve for accrued vacations............................         14,172         10,145          9,278
            State net operating loss carry forwards..................          9,249          7,410          6,962
            Excess of book over tax depreciation.....................         10,985         11,033         10,026
            Excess of book over tax rent expense.....................          1,058          1,482          1,133
            Excess of book over tax retirement expense...............         14,757         12,565         10,750
            Uniform capitalization of inventory......................          7,796          6,797          5,181
            Other, net...............................................         38,066         31,366         25,464
                                                                         ------------   ------------   ------------
              Total gross deferred tax assets........................        184,224        165,008        145,182
              Less:  Valuation allowance.............................          9,154          7,314          6,896
                                                                         ------------   ------------   ------------
              Net deferred tax assets................................        175,070        157,694        138,286
                                                                         ------------   ------------   ------------
         Deferred tax liabilities:
            Excess of tax over book depreciation.....................        (11,958)       (16,312)       (18,514)
            Bahamas subsidiary foreign earnings......................        (12,616)       (10,680)       (11,506)
            Unrealized gain on marketable securities.................         (1,656)        (1,105)             -
            Other, net...............................................        (20,632)       (17,879)       (13,429)
                                                                         ------------   ------------   ------------
              Total gross deferred tax liabilities...................        (46,862)       (45,976)       (43,449)
                                                                         ------------   ------------   ------------
              Net deferred tax assets................................ $      128,208        111,718         94,837
                                                                         ============   ============   ============

         Current deferred income taxes of $105,582,000 and $89,589,000 for 1998 and 1997, respectively, are included in prepaid expenses in the accompanying consolidated balance sheets.

         The Company believes the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

6.       Financing

          (a) Credit Arrangements: The Company has available a $500.0 million commercial paper program. As of June 24, 1998, there was $420.0 million outstanding, compared to $380.0 million outstanding on June 25, 1997. The average interest rate on the commercial paper outstanding on June 24, 1998, was 5.6% as compared to 5.7% on June 25, 1997. The Company also has short-term lines of credit totaling $495.0 million. The lines of credit are available when needed during the year and are renewable on an annual basis. The Company is not required to maintain compensating bank balances in connection with these lines of credit. There were no short-term borrowings against bank lines of credit as of June 24, 1998 or June 25, 1997.

                  The carrying amount of short-term borrowings approximates fair value because of their short-term maturity. As such, the Company is not exposed to a significant amount of interest rate risk.

          (b) Interest Rate Swap: The Company has entered into interest rate swap agreements to reduce the impact of changes in rental payments on retail locations, distribution facilities and manufacturing facilities that have a lease term of 25 years and whose primary rent expense fluctuates with the commercial paper (CP) interest rate. At June 24, 1998, the Company had outstanding four interest rate swap agreements, having a notional principal amount of $50.0 million each, with an investment bank. These agreements effectively change the Company's exposure on its leased real estate with floating rental payments to fixed rental payments based on a 7.19% interest rate. The interest rate swap agreements mature on June 30, 2004, 2005, 2006 and 2007. The Company is exposed to credit loss in the event of nonperformance by the counter party to these interest rate swap agreements. However, the Company does not anticipate non-performance by the counter party.

                  Since current short-term interest rates at June 24, 1998 are below the 7.19% rate of these contracts, the estimated negative value of these swaps was approximately $15.6 million.

                  The table below presents notional amounts and weighted average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts. Weighted average variable receive rates are based on implied forward rates in the yield curve at the reporting date.

                                                          Expected Maturity Dates
                                                                                        There-
                                              1999     2000     2001    2002     2003   after     Total
                                              ----     ----     ----    ----     ---- --------    -----
                                                                 Amounts in millions
                Interest Rate Swaps
                  Variable to Fixed       $      -        -        -       -        -      200      200
                  Average Pay Rate        %   7.19     7.19     7.19    7.19     7.19     7.07     7.08
                  Average Receive Rate    %   5.80     5.84     5.91    5.96     6.01     6.05     6.00

7.       Stock Compensation Plans

         The Company has an employee stock purchase plan, long-term incentive stock compensation plans and a performance based stock option plan. Under SFAS 123, purchase discounts for the employee stock purchase plan, the fair value at date of grant for the long-term incentive stock compensation plans and the performance based stock option plan are charged to compensation costs over the vesting or performance period. The fair value of the fiscal 1997 grant under the performance based stock option plan was estimated on the date of the grant using the Black-Scholes option pricing model under the following assumptions: risk-free interest rate of 7.0%; dividend yield of 2.8%; expected lives of 7 years; and volatility of .225.

         Compensation costs for these stock compensation plans resulted in income of $1.4 million in 1998, primarily due to the reversal of compensation expense previously recognized for restricted shares that did not vest. Compensation costs charged against income was $10.1 million in 1997 and $5.7 million in 1996.

          (a) Stock Purchase Plan: The Company has a stock purchase plan in effect for associates. Under the terms of this Plan, the Company may grant options to purchase shares of the Company's common stock at a price not less than the greater of 85% of the fair value at the date of grant or $1.00. During fiscal year 1996, 1,069,251 shares (pre-split) of common stock were sold to associates at an aggregate price of $54,531,801. On October 2, 1996, the shareholders approved an amendment to the Revised Winn-Dixie Stock Purchase Plan for Employees, so as to make an additional 2,000,000 shares of the Company's common stock available for sale. There are 2,392,626 shares of the Company's common stock available for the grant of options under the Plan.

                  Loans to associates for the purchase of the Company's common stock are reported in the financial statements as a reduction of Shareholders' Equity, rather than as a current asset. Loans outstanding were $3,087,000 and $11,834,000 at June 24, 1998 and June 25, 1997, respectively.

          (b) Stock Compensation Plans: The Company has long-term incentive stock compensation plans. Under these programs the Company issues restricted shares of the Company's common stock to eligible management associates. Restricted shares issued and the weighted average fair value on the grant date are as follows: 149,743 shares ($37.25) in 1998 (118,200 shares forfeited);  150,338 shares  ($35.21) in 1997 (119,283  shares forfeited); and 42,076 shares ($27.88) in 1996 (3,626 shares forfeited). The vesting of these shares are contingent upon certain specified goals being attained over a three year period.

          (c) Stock Option Plan: Under the Company's Key Employee Stock Option Plan, 2,000,000 shares of the Company's common stock were made available for grant at an exercise price of no less than the market value at date of grant. Options granted under this performance based stock option plan are earned over a two year period, if certain performance goals are attained. The options for 226,000 shares granted in 1992 at an exercise price of $21.063 have been earned and will expire on December 31, 1998. The options for 466,000 shares granted in 1994 at an exercise price of $22.438 have also been earned and expire on January 15, 2001.

                  On July 29, 1996, the Compensation Committee approved the grant of options for 237,000 shares, effective June 19, 1996, at an exercise price of $34.625 ($9.84 fair value of option). As of June 24, 1998, options for 32,000 shares have been forfeited. Of these options granted, 102,500 would have been exercisable on June 24, 1998, but were not earned. These options will now become exercisable on June 30, 1999, if earned. The remaining 102,500 shares will become exercisable on June 28, 2000, if earned. These options expire on January 15, 2003.

                  Changes in options under these plans during the years ended June 24, 1998, June 25, 1997 and June 26, 1996, were as follows:

                                                                                                      Weighted
                                                                                                      Average
                                                                              Number of             Option Price
                                                                               Shares                Per Share
                                                                         --------------------    -------------------


                  Outstanding - June 28, 1995........................            876,000       $         20.13
                  Granted............................................                  -       $
                                                                                                             -
                  Exercised..........................................           (236,000)      $         14.94
                  Forfeited..........................................            (10,000)      $         22.44
                                                                            -------------           -----------
                  Outstanding - June 26, 1996........................            630,000       $         22.04
                  Granted............................................            237,000       $         34.63
                  Exercised..........................................           (142,000)      $         21.97
                  Forfeited..........................................            (22,000)      $         34.63
                                                                            -------------           -----------
                  Outstanding - June 25, 1997........................            703,000       $         25.90
                  Granted............................................                  -       $             -
                  Exercised..........................................           (361,000)      $         22.11
                  Forfeited..........................................            (10,000)      $         34.63
                                                                            -------------           -----------
                  Outstanding - June 24, 1998........................            332,000       $         29.76
                                                                            =============           ===========
                  Exercisable  - June 24, 1998.......................            127,000       $         21.90
                                                                            =============           ===========
                  Shares available for additional grant..............            723,000
                                                                            =============

                  The number of shares exercisable and their weighted average exercise price at the end of the year are as follows: 127,000 shares ($21.90) in 1998; 488,000 shares ($22.05) in 1997; and
                  389,000 shares ($21.67) in 1996. At June 24, 1998, the 332,000 options outstanding have a weighted average contractual life of 4.3 years.

8.       Leases

          (a) Leasing Arrangements: There were 1,439 leases in effect on store locations and other properties at June 24, 1998. Of these 1,439 leases, 37 store leases and 2 warehouse and manufacturing facility leases are classified as capital leases. Substantially all store leases will expire during the next twenty years and the warehouse and manufacturing facility leases will expire during the next twenty-five years. However, in the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

                  The rental payments on substantially all store leases are based on a minimum rental plus a contingent rental which is based on a percentage of the store's sales in excess of stipulated amounts. Most of the Company's leases contain renewal options for five-year periods at fixed rentals.

          (b) Leases: The following is an analysis of the leased property under capital leases by major classes:

                                                                                          Asset balances at
                                                                               June 24, 1998       June 25, 1997
                                                                              ---------------     ---------------
                                                                                       Amounts in thousands

                  Store facilities....................................   $          53,991               59,646
                  Warehouses and manufacturing facilities.............              15,722               15,722
                                                                               ------------          -----------
                                                                                    69,713               75,368
                  Less: Accumulated amortization......................              36,568               37,090
                                                                               ------------          -----------
                                                                          $         33,145               38,278
                                                                               ============          ===========

                  The following is a schedule by year of future minimum lease payments under capital and operating leases, together with the present value of the net minimum lease payments as of June 24, 1998.

                                                                                Capital                Operating
                                                                                       Amounts in thousands
                  Fiscal Year:
                      1999.............................................   $       9,334                  330,721
                      2000.............................................           9,214                  326,064
                      2001.............................................           9,220                  321,201
                      2002.............................................           9,280                  316,986
                      2003.............................................           9,259                  312,999
                      Later years......................................          49,537                3,120,170
                                                                             -----------           --------------
                  Total minimum lease payments.........................          95,844                4,728,141
                                                                                                   ==============

                  Less:  Amount representing estimated
                          taxes, maintenance and insurance
                          costs included in total minimum
                          lease payments...............................           1,744
                                                                             -----------
                  Net minimum lease payments...........................          94,100
                  Less:  Amount representing interest..................          42,612
                                                                             -----------
                  Present value of net minimum lease
                    payments...........................................   $      51,488
                                                                             ===========

                  Rental  payments  under  operating  leases  including,   where
                  applicable, real estate taxes and other expenses are as follows:

                                                 1998       1997       1996
                                                 ----       ----       ----
                                                    Amounts in thousands

                  Minimum rentals...........  $ 307,289    276,259    254,705
                  Contingent rentals........      1,869      2,618      3,320
                                               ---------  ---------  ---------
                                              $ 309,158    278,877    258,025
                                               =========  =========  =========

9.       Commitments and Contingent Liabilities

          (a) Associate Benefit Programs: The Company has noncontributory, trusteed profit sharing retirement programs which are in effect for eligible associates and may be amended or terminated at any time. Charges to earnings for contributions to the programs amounted to $67,250,000, $62,250,000 and $62,200,000 in 1998, 1997 and 1996, respectively.

                  In addition to providing profit sharing benefits, the Company makes group insurance available to early retirees from the time they retire until age 65 when they qualify for Medicare/Medicaid. Currently, the early retiree group constitutes 88 associates. This group of retirees bears the entire costs of this plan, which is maintained totally separate from the Company's regular group insurance plan. The Company reserves the right to modify these benefits.

          (b) Defined Benefit Plan: The Company has a Management Security Plan (MSP), which is a non-qualified defined benefit plan providing disability, death and retirement benefits to 611 qualified active associates of the Company and 408 former participants. Total MSP cost charged to operations was $5,406,000, $5,485,000 and $4,942,000 in 1998, 1997 and 1996,
                  respectively. The projected benefit obligation at June 24, 1998 was approximately $41,095,000. The effective discount rate used in determining the net periodic MSP cost was 8.0% for 1998, 1997 and 1996.

                  Life insurance policies, which are not considered as MSP assets for liability accrual computations, were purchased to fund the MSP payments. These insurance policies are shown on the balance sheet at their cash surrender values, net of policy loans aggregating $183,771,000 and $170,479,000 at June 24, 1998 and June 25, 1997, respectively.

                  During 1998, the Company phased-out all life insurance policies previously held on a broad-based group of qualified associates, which had no material effect on the Company's consolidated financial statements. At June 25, 1997, insurance policies were shown on the balance sheet at their cash surrender value, net of policy loans aggregating $302,055,000.

          (c) Supplemental Retirement Plan: The Company has a deferred compensation Supplemental Retirement Plan in effect for eligible management associates. At June 24, 1998 and June 25, 1997, the Company's liability under this program was $11.8 million and $7.6 million, respectively.

          (d) Litigation: There are pending against the Company various claims and lawsuits arising in the normal course of business, including suits charging violations of certain civil rights laws and various proceedings arising under federal, state or local regulations protecting the environment.

                  Among the suits charging violations of certain civil rights laws, there are actions which purport to be class actions and which allege sexual harassment, retaliation and/or a pattern and practice of race-based and gender-based discriminatory treatment of employees and applicants. The plaintiffs seek, among other relief, certification of the suits as proper class actions, declaratory judgment that the Company's practices are unlawful, back pay, front pay, benefits and other compensatory damages, punitive damages, injunctive relief and reimbursement of attorneys' fees and costs. The Company is committed to full compliance with all applicable civil rights laws. Consistent with this commitment, the Company has firm and long-standing policies in place prohibiting discrimination and harassment. The Company denies the allegations of the various complaints and is vigorously defending the actions.

                  While the ultimate outcome of litigation cannot be predicted with certainty, in the opinion of management the ultimate resolution of these actions will not have a material adverse effect on the Company's financial condition or results of operations.

10.      Related Party Transactions

         The Company is self-insured for purposes of employee group life, medical, accident and sickness insurance, with American Heritage Life Insurance Company, a related party, providing administrative services and expenses for medical and accident claims. Total payments aggregating $29,440,000, $29,995,000 and $25,001,000 were made in 1998,
         1997 and 1996, respectively.

11.      Consolidation and Distribution Facility Closing

          During 1998, the Company began its consolidation of the accounting departments to corporate headquarters. The opening of our new distribution facility in Raleigh, North Carolina, resulted in the closing and the sale of the older Raleigh distribution center; the closing of our Greenville, South Carolina distribution facility which will be converted into a general merchandise facility; and the reorganization of our Raleigh and Charlotte divisions. The Company experienced a non-recurring administrative charge totaling $18.1 million (after tax, $11.0 million or $0.07 per diluted share) due to these activities.

12.      Quarterly Results of Operations (Unaudited)

         The following is a summary of the unaudited quarterly results of operations for the years ended June 24, 1998 and June 25, 1997:

                                                                              Quarters Ended
                                                         Sept. 17        Jan. 7          April 1        June 24
                      1998                              (12 Weeks)     (16 Weeks)      (12 Weeks)     (12 Weeks)
                      ----                              ----------     ----------      ----------     ----------
                                                               Dollars in thousands except per share data
         Net sales.............................   $      3,056,203       4,150,243      3,160,878      3,250,161
         Gross profit on sales.................   $        822,823       1,095,557        858,214        847,323
         Net earnings..........................   $         47,510          56,128         60,972         34,010
         Basic earnings per share..............   $           0.32            0.38           0.41           0.23
         Diluted earnings per share............   $           0.32            0.38           0.41           0.22
         Net LIFO charge (credit)..............   $          3,055           3,055          1,222        (14,743)
         Net LIFO charge (credit) per diluted
           share...............................   $            .02             .02            .01          (0.10)
         Dividends per share...................   $           0.17            0.34          0.255          0.255
         Market price range....................   $    39.25-33.69     44.13-35.38    59.25-43.56    48.69-36.56



                                                                              Quarters Ended
                                                         Sept. 18        Jan. 8          April 2        June 25
                      1997                              (12 Weeks)     (16 Weeks)      (12 Weeks)     (12 Weeks)
                      ----                              ----------     ----------      ----------     ----------
                                                               Dollars in thousands except per share data

         Net sales ............................   $      2,985,702       4,057,174      3,114,029      3,061,810
         Gross profit on sales ................   $        740,723         989,319        790,258        795,553
         Net earnings .........................   $         47,033          47,687         57,343         52,380
         Basic and diluted earnings per share .   $           0.31            0.32           0.38           0.35
         Net LIFO charge (credit) .............   $          3,666           3,666          3,055         (8,763)
         Net LIFO charge (credit) per diluted
           share...............................   $           0.03            0.02           0.02          (0.06)
         Dividends per share ..................   $           0.16            0.32           0.24           0.24
         Market price range ...................   $    36.13-32.75     35.38-31.13    34.13-29.88    42.38-32.00

12.        Quarterly Results of Operations (Unaudited), continued

           During 1998 and 1997, the fourth quarter results reflect a change from the estimate of inflation used in the calculation of LIFO inventory to the actual rate experienced by the Company of 1.2% to (0.7)% and 1.9% to 0.2%, respectively.

                                                                           Fourth Quarter Results of Operations

                                                                          June 24, 1998           June 25, 1997
                                                                           (12 Weeks)              (12 Weeks)
                                                                       --------------------    ---------------------
                                                                                   Amounts in thousands

         Net sales...............................................    $          3,250,161               3,061,810
         Cost of sales...........................................               2,402,838               2,266,257
                                                                         -----------------       -----------------
         Gross profit on sales...................................                 847,323                 795,553
         Operating & administrative expenses.....................                 798,444                 738,958
         Consolidation and distribution facility closing.........                  18,080                       -
                                                                         -----------------       -----------------
         Operating income........................................                  30,799                  56,595
         Cash discounts and other income, net....................                  28,444                  29,957
         Interest expense........................................                  (4,827)                 (4,707)
                                                                         -----------------       -----------------
         Earnings before income taxes............................                  54,416                  81,845
         Income taxes............................................                  20,406                  29,465
                                                                         -----------------       -----------------
         Net earnings............................................    $             34,010                  52,380
                                                                         =================       =================